UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MBIA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MBIA Inc.	Daniel P. Kearney
1 Manhattanville Road	Chairman
Suite 301	Joseph W. Brown
Purchase, NY 10577	Chief Executive Officer
914-273-4545

March 24, 2015

Dear Owners:

You are cordially invited to attend the annual meeting of MBIA shareholders on Wednesday, May 6, 2015 at 10:00 a.m. at 2 Manhattanville Road, First Floor, Purchase, New York.

Our agenda for this year’s meeting is for shareholders to:

•	vote on the election of Directors;

•	approve the Company’s Annual Incentive Plan;

•	express their opinion, on an advisory basis, on executive compensation; and

•	ratify the selection of independent auditors for 2015.

After the formal agenda is completed, we will be happy to answer any questions you may have.

Even if you do not plan to attend the annual meeting, we urge you to vote your shares. Instructions for using all of the available voting options are included in the enclosed proxy statement.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Daniel P. Kearney Chairman	Joseph W. Brown Chief Executive Officer

MBIA Inc.

Notice of Annual Meeting of Shareholders

and Proxy Statement

Dear Shareholders:

We will hold the 2015 Annual Meeting of MBIA Inc. (“MBIA” or the “Company”) Shareholders at 2 Manhattanville Road, First Floor, Purchase, New York 10577, on Wednesday, May 6, 2015 at 10:00 a.m. EDT in order for shareholders to:

1.	elect eight Directors for a term of one year, expiring at the 2016 Annual Meeting;

2.	approve the Company’s Annual Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

3.	express their opinion, on an advisory basis, on the compensation paid to the Company’s named Executive Officers (“NEOs”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including under the “Compensation discussion and analysis” and “Executive compensation tables” sections of the proxy statement;

4.	ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2015; and

5.	transact any other business as may properly come before the meeting.

These items are more fully described in the following pages.

This year, we have again elected to adopt the SEC rules that allow companies to furnish proxy materials to their shareholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) provided to shareholders contains instructions on how to access our 2014 Annual Report to Shareholders and proxy materials for the 2015 Annual Meeting online, how to request a paper copy of these materials and how to vote your shares. We expect to furnish the Notice to shareholders and make proxy materials available beginning on or about March 24, 2015.

The Notice provides instructions regarding how to view our proxy materials for the 2015 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available the 12-digit control number(s) contained on your Notice. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them or you own shares of MBIA Inc. in the MBIA Inc. 401(k) Plan or MBIA Inc. Non-Qualified Retirement Plan. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before April 22, 2015. To request paper copies, shareholders can go to www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. When requesting materials by email, please send a blank email with your 12-digit control number(s) (located on the Notice) in the subject line.

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions under “General information––Voting” to vote your shares using the Internet. After submitting your vote, follow the prompts to sign up for electronic delivery.

Sincerely,

Ram D. Wertheim
Secretary

1 Manhattanville Road

Suite 301

Purchase, New York 10577

March 24, 2015

General information

How it works. The Board of Directors of the Company is soliciting shareholders’ proxies in connection with the Annual Meeting of Shareholders to be held at 2 Manhattanville Road, First Floor, Purchase, New York 10577, on Wednesday, May 6, 2015 at 10:00 a.m. EDT. Only shareholders of record at the close of business on March 12, 2015 may vote at the Annual Meeting. As of March 12, 2015, there were 185,063,612 shares of our common stock (which is our only class of voting stock) outstanding and eligible to be voted. Treasury shares are not voted. Each shareholder has one vote for each share of MBIA common stock owned on the record date for all matters being voted on at the Annual Meeting.

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum.

Voting. If you hold shares in more than one account (e.g., you are a shareholder of record, own shares in the Company’s 401(k) Plan or Non-Qualified Retirement Plan, and beneficially own shares in one or more personal brokerage accounts, or any combination of the foregoing), you may receive more than one Notice and/or proxy card. Accordingly, in order to vote all of your shares, you will need to vote more than once by following the instructions on each of the items you receive.

You may vote using the following methods:

Internet. You may vote on the Internet up until 11:59 PM Eastern Time the day before the meeting by going to the website for Internet voting on the Notice or proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote over the Internet, you should not return your proxy card.

Telephone. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day and up until 11:59 PM Eastern Time the day before the Annual Meeting, and following the prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card. Notice recipients should first visit the Internet site listed on the Notice to review the proxy materials before voting by telephone.

Mail. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided or as directed on the voting instruction form so that it arrives before the Annual Meeting.

In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting. If your shares are held in the name of a bank, broker or other holder of record (i.e., your shares are held in “street name”), to vote at the Annual Meeting, you must obtain a legal proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote.

You can revoke your proxy at any time before the Annual Meeting. If your shares are held in street name, you must follow the instructions of your broker to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later-dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by Internet, telephone, or mail. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our Board recommends.

If your shares are held in street name, you may receive voting instructions from the holder of record. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of Directors (Proposal 1) or the advisory vote on NEO compensation (Proposal 3). Please instruct your broker so your votes can be counted.

Dissenters’ rights. Under Connecticut law, dissenters’ rights are not available with respect to the matters included in the formal agenda for the 2015 Annual Meeting of Shareholders.

Miscellaneous. The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by Directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, Inc. of New York, New York to assist in soliciting proxies for a fee of approximately $8,000 plus reasonable out-of-pocket expenses.

A copy of the Company’s Annual Report on Form 10-K is available on the Company’s website, www.mbia.com, under the “SEC Filings” tab or by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577.

Board of Directors corporate governance

The Board of Directors and its committees

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to the four regular committees described below. The Board of Directors met six times in regular sessions during 2014. In addition to its regular sessions, the Board met two times in special sessions during 2014. The Board of Directors has regularly scheduled non-management Director meetings. Pursuant to the MBIA Inc. Board Corporate Governance Practices, each Director is expected to attend at least 75% of all Board meetings and committee meetings of which that Director is a member, on a combined basis. All of the Directors met this requirement in 2014. The MBIA Inc. Board Corporate Governance Practices can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and are available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. Pursuant to the MBIA Inc. Board Corporate Governance Practices, Directors are required to attend annual shareholder meetings, barring unusual circumstances. The 2014 Annual Meeting was attended by each of the Company’s Directors.

Regular Board committees. Each regular Board committee has a charter, which can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. The committees are described below.

Executive Committee. The Executive Committee, which at year-end consisted of Messrs. Kearney (Chair), Brown, Coulter and Vaughan, did not meet during 2014. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company and the Committee’s Charter.

Finance and Risk Committee. The Finance and Risk Committee, which at year-end consisted of Messrs. Rinehart (Chair), Carney, Gilbert and Shasta, met four times in regular sessions during 2014. Messrs. Brown and Coulter served as members of the Finance and Risk Committee until May 1, 2014 at which time Messrs. Carney and Shasta were appointed members of the Finance and Risk Committee. This Committee assists the Board in monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity, (iii) exposure to changes in market value of assets and liabilities, (iv) credit exposures in the insured portfolios, and (v) financial risk management policies and procedures, including regulatory requirements and limits.

Compensation and Governance Committee. The Compensation and Governance Committee (the “Compensation Committee”), which at year-end consisted of Mr. Coulter (Chair), Ms. Bruce and Messrs. Gilbert, Kearney and Vaughan, met five times in regular sessions during 2014. In accordance with the Compensation Committee Charter, the provisions of Rule 10C-1(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange (the “NYSE”), the Board of Directors has affirmatively determined that each of the Compensation Committee members is independent. As part of its specific role, the Compensation Committee is responsible for (i) setting the overall compensation principles of the Company, (ii) overseeing executive compensation, (iii) reviewing the Company’s compensation and benefit program, (iv) overseeing the retention of the Committee’s advisers, (v) overseeing significant organizational and personnel matters, (vi) determining the membership, size and composition of the Board, (vii) setting Directors’ compensation, (viii) selecting Directors to serve on the Board committees, and (ix) developing corporate governance principles and practices. The Board approves the CEO’s compensation level and approves the recommendations of the Compensation Committee for the other NEOs’ compensation levels. Since 2005, the Compensation Committee has retained compensation consulting firms to assist and advise it in conducting reviews of the Company’s compensation plans for appropriateness and to assess the competitiveness of the Company’s compensation levels relative to market practice.

Compensation and Governance Committee interlocks and insider participation. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. During 2014, no NEO served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers is or has been a Director of the Company or a member of the Company’s Compensation Committee.

Audit Committee. The Audit Committee, which at year-end consisted of Mr. Vaughan (Chair), Ms. Bruce and Messrs. Rinehart and Shasta, met six times in regular sessions during 2014. Mr. Kearney served as a member of the Audit Committee until May 1, 2014. In accordance with the Audit Committee Charter and the listing standards of the NYSE, each of the Audit Committee members is independent. In addition, the Board has designated Messrs. Rinehart, Shasta and Vaughan as the “audit committee financial experts” (as defined under applicable Securities and Exchange Commission (“SEC”) rules) on the Audit Committee. This Committee assists the Board in monitoring the (i) integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) qualifications and independence of the Company’s independent auditor, (iii) performance of the Company’s internal audit function and independent auditor, (iv) Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v) performance of the Company’s operational risk management function.

Process for Director searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Compensation Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Compensation Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Compensation Committee’s selection process.

The Compensation Committee has generally engaged a third-party search firm to assist in identifying and evaluating potential nominees. Potential nominees are reviewed and evaluated first by the third-party search firm, which then forwards all nominees for review and evaluation by the Chair of the Compensation Committee and then, at the Chair’s discretion, by the entire Compensation Committee, which decides whether to recommend a candidate for consideration by the full Board. Potential nominees are interviewed by each member of the Compensation Committee, the Chairman and the CEO. The MBIA Inc. Board Corporate Governance Practices provide that Director candidates may be identified by the Company’s Board of Directors or a corporate shareholder. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. No potential nominees were recommended by shareholders in 2014.

Consideration of Board diversity. The MBIA Inc. Board Corporate Governance Practices include guidelines for selecting Directors. Under the Board Corporate Governance Practices, in selecting nominees for the Board, the Board seeks a combination of active or former senior business executives of major complex businesses (from different industry sectors), leading academics, and individuals with substantial records of business achievement, government service or other leadership roles in the not-for-profit sector, including individuals with specific knowledge and experience relevant to the Company’s business. These guidelines for selecting candidates for nomination to the Board promote diversity among the Directors, and the Compensation Committee and the Board evaluate the composition of the Board in order to assess the effectiveness of the guidelines. The results of these evaluations inform the process for identifying candidates for nomination to the Board.

Board leadership structure

The offices of Chairman of the Board and CEO of the Company are separate. The Chairman is responsible for presiding over meetings of the Board and the Company’s shareholders and performing such other duties as directed by the Board. The CEO is responsible for formulating policy and strategic direction for the Company and executing the Company’s business plan and strategy under plans approved by the Board, providing management of the Company’s day-to-day operations, hiring, directing and retaining senior management, serving as spokesperson for the Company and performing such other duties as directed by the Board or required by law.

The Chairman and CEO roles were separated in 2009 as a means of enhancing the Company’s corporate governance at the recommendation of Mr. Brown. Given that the roles of CEO and Chairman are well defined, the Board does not believe there is a risk of confusion or duplication between the two positions.

Board and Board committee roles in risk oversight

The Board and its committees oversee different risks faced by the Company and its subsidiaries. The Board regularly evaluates and discusses risks associated with strategic initiatives, and the CEO’s risk management performance is one of the criteria used by the Board in evaluating the CEO. On an annual basis, the Board also evaluates and approves the Company’s

Risk Management and Tolerance Policy. The purpose of the Risk Management and Tolerance Policy is to set the policy that defines the risks the Company is willing to accept in pursuit of its goal of optimizing long term risk adjusted value for shareholders. The Board’s Audit Committee and its Finance and Risk Committee also play an important role in overseeing different types of risks.

The Audit Committee oversees risks associated with financial and other reporting, auditing, legal and regulatory compliance, and risks that may otherwise result from the Company’s operations, including risks associated with cyber intrusions. The Audit Committee oversees these risks by monitoring (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v) the performance of the Company’s operational risk management function.

The Finance and Risk Committee oversees the Company’s credit risk governance framework, market risk, liquidity risk and other material financial risks. The Finance and Risk Committee oversees these risks by monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity, (iii) exposure to changes in the market value of assets and liabilities, (iv) credit exposures in the insured portfolios, and (v) financial risk management policies and procedures, including regulatory requirements and limits. The Finance and Risk Committee’s responsibilities help manage risks associated with the Company’s investment and insured portfolios, liquidity and lines of business.

At each regular meeting of the Board, the Chairs of each of these committees report to the full Board regarding the meetings and activities of the committee.

Shareholder communications

Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group before May 6, 2015 may do so by contacting the Chairman of the Board, Mr. Kearney, by regular mail sent to 1550 North State Parkway, #1002, Chicago, IL 60610. Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group on or after May 6, 2015 may do so by submitting a communication in a confidential envelope addressed to the Chairman or the non-management Directors, in care of the Company’s Corporate Secretary, 1 Manhattanville Road, Suite 301, Purchase, New York 10577.

Company Standard of Conduct

The Company has adopted a Standard of Conduct that applies to all Directors and employees, including the Chief Executive Officer, Chief Financial Officer and Controller, and certain third parties. The Standard of Conduct, which also constitutes a code of ethics as that term is defined in Item 406(b) of Regulation S-K, can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 1 Manhattanville Road, Suite 301, Purchase, New York 10577. The Company intends to satisfy the disclosure requirements of Form 8-K regarding an amendment to, or waiver from, an element of its code of ethics enumerated in Item 406(b) of Regulation S-K by posting such information on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab.

Independent Directors’ compensation

Directors’ retainer and meeting fees. In 2014, the Company paid Directors who are not Executive Officers an annual retainer fee of $75,000 plus an additional $2,000 for attendance at each Board meeting and each meeting of each committee on which they served (and $1,000 for each special telephonic meeting). The Company also paid each Committee Chair an annual Committee Chair retainer of $25,000. The Chairman is paid an additional retainer of $125,000. New Directors are paid a fee of $2,000 for each day of orientation.

An eligible Director may elect annually to receive retainer and meeting fees either in cash or in shares of common stock on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments. Such deferral elections are made under the

MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan (the “Plan”). The total number of shares reserved under the Plan was 700,000 shares, subject to adjustment in the event of any stock dividend or stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, rights offering to purchase common stock at a price substantially below fair market value or other similar corporate change.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Barclays Capital U.S. Government/Credit Index. Amounts allocated to the Share Account are converted into share units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the Plan. Dividends are paid as stock units each quarter if applicable. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the accounts. In 2014, Directors had elected to receive their retainer and meeting fees as follows: Ms. Bruce and Messrs. Gilbert, Kearney, Rinehart, Shasta and Vaughan directly as cash payments; Messrs. Carney and Coulter directly in shares of common stock.

Directors’ restricted stock grants. In addition to the annual cash fees payable to Directors for 2014, the Company also granted Directors an award of restricted stock in 2014 with a value of $100,000 at the time of grant. New Directors elected to the Board also receive a one-time grant of restricted stock with a value of $100,000 at the time of grant. The Directors’ restricted stock grants are awarded under the MBIA Inc. 2005 Omnibus Incentive Plan (“Omnibus Plan”), which was approved by the Board and the shareholders in 2005.

The restricted stock granted to Directors is subject to forfeiture restrictions and restrictions on transferability. The period of restriction generally continues until the 10th anniversary of the date of the restricted stock grant. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable prior to the 10th anniversary of the date of the restricted stock grant upon the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Omnibus Plan, (iii) the Company’s failure to nominate a participating Director for re-election, or (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting. Unless otherwise approved by the Compensation Committee, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the 10th anniversary of the date of the restricted stock grant, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends, if applicable, with respect to, and may vote, the restricted shares.

Under the Omnibus Plan, the Compensation Committee has the discretionary authority to determine the Directors to whom restricted stock will be granted and the terms and conditions of such restricted stock, including the number of shares of restricted stock to be granted, the time or times at which the restricted stock will vest, whether any restriction shall be modified or waived after the date of grant, and the rights of a participant with respect to the restricted stock following the participant’s termination of service as Director.

Directors’ total compensation components. Directors’ compensation for 2014 consisted of the following components. There was no change from 2013.

Directors’ total compensation components	2014
Board Annual Retainer	$75,000
Committee Chair Retainer	$25,000
Chairman Retainer	$125,000
Board & Committee Meeting Fee (per meeting)	$2,000
Special Telephonic Meeting Fee (per meeting)	$1,000
New Director Orientation Fee (per day)	$2,000
Annual Restricted Stock Grant	$100,000
New Director Restricted Stock Grant	$100,000

Directors’ total compensation for 2015. No change to Director compensation is expected for 2015.

Directors’ total compensation paid in 2014. The amounts shown below represent compensation paid and awarded in 2014 for each of the Directors. The Company does not provide perquisites to its Directors.

Name (a)	Retainer ($) (b)	Meeting Fees ($) (c)	Stock Awards ($) (d) (1)	All Other Compensation ($) (e)	Total Compensation ($) (f)
Maryann Bruce	75,000	36,000	100,000	-	211,000
Sean D. Carney	75,000	15,000	100,000	-	190,000
David A. Coulter	100,000	30,000	100,000	-	230,000
Steven J. Gilbert	75,000	31,000	100,000	-	206,000
Daniel P. Kearney	225,000	32,000	100,000	-	357,000
Charles R. Rinehart	100,000	33,000	100,000	-	233,000
Theodore Shasta	75,000	27,000	100,000	-	202,000
Richard C. Vaughan	100,000	36,000	100,000	-	236,000
1	The amounts shown represent the grant date fair value (dollar amount) of restricted stock awards granted on May 15, 2014.

Directors’ deferred compensation balances and equity holdings as of December 31, 2014. As described under “Directors’ retainer and meeting fees” above, a Director may choose to allocate deferred amounts to either an Investment Account or a Share Account. The following table represents Directors’ account balances under the Share Account (deferred retainer and meeting fees) and restricted stock and stock unit holdings as of December 31, 2014. There were no balances under the Investment Account. Amounts shown for stock holdings are based on $9.54 per share, the closing fair market value of the shares on December 31, 2014. Totals for 2013 are shown for reference.

Name	Share Account Balance ($)	Share Account Balance (#)	Restricted Stock Holdings ($)	Restricted Stock Holdings (#)	Restricted Stock Unit Holdings ($)	Restricted Stock Unit Holdings (#)	Total as of 12/31/14 ($)	Total as of 12/31/13 ($)
Maryann Bruce	-	-	237,145	24,858	-	-	237,145	194,312
Sean D. Carney	-	-	167,923	17,602	-	-	167,923	107,675
David A. Coulter	-	-	648,081	67,933	-	-	648,081	708,627
Steven J. Gilbert	-	-	433,459	45,436	-	-	433,459	440,013
Daniel P. Kearney	1,109,301	116,279	620,024	64,992	33,306	3,491	1,762,631	2,113,991
Charles R. Rinehart	-	-	724,611	75,955	-	-	724,611	804,410
Theodore Shasta	-	-	621,817	65,180	-	-	621,817	675,756
Richard C. Vaughan	-	-	610,904	64,036	-	-	610,904	662,097

Executive Officer Directors. Mr. Brown served as a Director and received no compensation for his services as a Director during 2014.

Directors’ stock ownership guidelines. The Company has Director stock ownership guidelines to align Directors’ interests with those of our shareholders. Under these guidelines, within four years of first being elected, a Director is expected to own Company stock worth approximately five times their annual retainer. This includes stock owned directly and under the share account and restricted stock. As of December 31, 2014, all of the Directors have satisfied the stock ownership guidelines, except for Mr. Carney and Ms. Bruce who were elected as new Directors in 2013 and 2012, respectively.

Audit Committee report

The Audit Committee is composed of four Independent Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgments as members of the Audit Committee.

This report of the Audit Committee covers the following topics:

1.	Respective roles of the Audit Committee, Company management and the Independent Registered Public Accounting Firm (“Independent Auditors”)

2.	2014 Activities

3.	Limitations of the Audit Committee

1. Respective roles of the Audit Committee, Company management and the Independent Auditors

We are appointed by the Board of Directors of the Company to monitor (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (v) the performance of the Company’s operational risk management function. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and the effectiveness of internal control over financial reporting.

2. 2014 Activities

In performing our oversight role for 2014, we have:

•	considered and discussed the audited financial statements for 2014 with management and the independent auditors;

•

discussed and reviewed all communication with the auditors, as required by PCAOB Auditing Standard No. 16, “Communications with Audit Committees” and SEC Rule 2-07, “Communication with Audit Committees.” We have received a letter from the independent auditors as required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s independent auditors and concluded that such services were not incompatible with maintaining their independence;

•	reviewed and discussed with management and PwC the Company’s critical accounting policies, estimates and judgments; and

•	performed other functions as set forth in the Audit Committee Charter.

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

3. Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: February 23, 2015

The Audit Committee

Mr. Richard C. Vaughan (Chair)

Ms. Maryann Bruce

Mr. Charles R. Rinehart

Mr. Theodore Shasta

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation discussion and analysis

Background and executive summary

This Compensation discussion and analysis (“CD&A”) discusses the 2014 compensation for the Company’s named Executive Officers (the “NEOs”): Joseph W. Brown, C. Edward Chaplin, William C. Fallon, Anthony McKiernan and Ram D. Wertheim. Mr. Brown is our Chief Executive Officer (“CEO”). Mr. Chaplin is the Co-President, Chief Financial Officer and Chief Administrative Officer of the Company. Mr. Fallon serves as Co-President and Chief Operating Officer of the Company. Mr. McKiernan serves as Executive Vice President and Chief Portfolio Officer of the Company. Mr. Wertheim is Executive Vice President, Chief Legal Officer and Secretary of the Company.

The goal of our compensation program is to attract, retain and motivate a highly skilled team of senior executives of the Company whose performance will build long-term shareholder value, align our senior executives’ interests with those of shareholders and avoid any incentives to take unreasonable risks. In formulating the Company’s compensation program and compensation levels the Compensation Committee assesses a variety of factors including the Company’s business and operating environment, the compensation paid to similarly situated executives at peer group companies, the Company’s performance, individual performance and feedback from the Company’s shareholders.

The Chair of our Compensation Committee is a representative of our largest shareholder, Warburg Pincus, which owned approximately 25% of our outstanding stock as of the record date and has two representatives on our Board. Both representatives of Warburg Pincus on our Board supported the compensation actions taken in 2014 described below. We also solicit feedback from other significant shareholders with respect to our compensation program. During 2014, the Compensation Committee discussed our compensation plans and awards with several large shareholders representing a substantial percentage of the Company’s outstanding stock to solicit their views on our compensation plans.

The following is a summary of the significant compensation actions we took in 2014 and early 2015, including actions taken in response to feedback from shareholders:

•

We substantially reduced the NEOs’ target annual incentive compensation opportunities starting in 2014 to reflect the Company’s smaller size and its focus primarily on the results of its municipal bond insurance business and certain other relevant performance measures. As a result of such recommended reductions, Mr. Brown’s target bonus for 2014 decreased from $2,000,000 to $1,500,000 and his maximum bonus was decreased from $4,000,000 to $3,000,000. Messrs. Chaplin’s, Fallon’s, McKiernan’s and Wertheim’s annual cash bonus opportunities for 2014 were reduced from a target bonus of 200% of base salary to a target bonus of 100% of base salary, and their opportunity for Long-Term Incentive (“LTI”) awards for 2015 and subsequent years were reduced from 200% of base salary to 100% of base salary, which represents a reduction of 40% in aggregate target compensation for 2015 and subsequent years.

•

We shifted our performance metrics to metrics that focused on value creation and the income statement from metrics that had been focused on survival and value conservation – primarily around liquidity and capitalization. The prior metrics were more relevant for measuring our performance during the financial crisis and our lengthy period of transformation and reorganization.

•	We assessed the Company’s 2014 performance score used for determining incentive bonuses at 95%, as compared to a performance score of 135% for 2013.

•

Based on the lower performance score for 2014 and the substantially lower target bonuses for the NEOs for 2014, the aggregate bonuses paid to the NEOs for 2014 was $3,770,000, a 71% reduction from the $12,977,500 in aggregate annual incentive bonuses paid to the NEOs for 2013.

•	We revised the compensation peer group used to assess our NEOs’ compensation to reflect the Company’s smaller size and reduced complexity.

•	We amended Mr. Brown’s Restricted Stock Award described below to eliminate accelerated vesting upon a change in control.

•	We agreed that all future NEO equity awards would include “double triggers” for acceleration upon a change in control.

•	We reduced the aggregate target compensation for the Company’s other bonus eligible employees for 2015 starting with the 2015 performance period.

In addition to the compensation actions described above, in March 2014, the Compensation Committee and the Board approved a long-term compensation package (the “Long-term Compensation Package”) for Mr. Brown consisting of a one-time cash award in the amount of $5 million (the “Cash Award”) and a restricted stock award in the aggregate amount of 3 million shares (the “Restricted Stock Award”) in order:

•	to recognize the very significant contributions Mr. Brown made in leading the Company through the financial crisis and its transformation;

•	to induce Mr. Brown to remain with the Company for at least another three years;

•

to recognize that in several prior years Mr. Brown agreed for the benefit of the Company to forego receipt of the annual incentive bonuses that were justified based on his and the Company’s performance; and

•	to further align Mr. Brown’s interests with those of the Company’s shareholders.

Since Mr. Brown’s Cash Award and Restricted Stock Award were awarded in March 2014 and described in the 2014 CD&A, they were subject to the shareholder vote on our “Say on Pay” proposal at the 2014 annual shareholder meeting. At such meeting, 71.64% of the shares were voted in favor of the Say on Pay proposal and 24.27% were voted against, with 4.07% abstaining. The Cash Award and the Restricted Stock Award are also reflected in the Executive compensation tables included herein and are therefore also subject to the shareholder vote on our Say on Pay proposal at the 2015 annual shareholder meeting.

1. Communication with shareholders and consideration of 2014 Say on Pay vote and of proxy services’ reports

For the period of 2007 through 2013, our compensation program for the NEOs reflected the extraordinary circumstances facing the Company as a result of the financial crisis that began in mid-2007 as well as the transformation that the Company initiated in 2009. In setting our compensation for the NEOs during that period, we also took into account the views of our primary regulator, the New York State Department of Financial Services. In light of these circumstances, among other things, the Board used a variety of retention, deferred cash awards and multi-year stock grants for the NEOs in the 2008-2013 period. In particular, the Board recognized the impact of these circumstances on Mr. Brown’s compensation during this period. As discussed in the 2014 CD&A, in March 2014, the Compensation Committee and the Board approved the Long-term Compensation Package for Mr. Brown that is also described in more detail below under “Long-term compensation package for Mr. Brown” (the “Special Long-Term Award”).

In response to returning to normal operations in 2014, the Compensation Committee implemented several actions related to the annual compensation program for the NEOs, approving a substantial reduction in the target compensation of the NEOs to reflect the smaller size of the Company and the change in the Company’s strategy and focus as described above and selecting a new group of companies against which to compare the compensation paid to our NEOs, as described under “The role of the Compensation Committee” below.

As part of the Compensation Committee’s ongoing program of communications with the Company’s shareholders, Mr. Coulter discussed these 2014 compensation actions, and in particular the Special Long-Term Award, with several significant shareholders and solicited their feedback. In general, the shareholders were supportive of the Company’s overall compensation programs but a few shareholders expressed concern with the design of the Special Long-Term Award including with the accelerated vesting upon change of control of the award of restricted stock made to Mr. Brown as part of the Special Long-Term Award. The Compensation Committee discussed and considered the concerns expressed by certain shareholders. In light of these concerns, the terms of the award were amended to eliminate the accelerated vesting upon a change of control.

The Compensation Committee also reviewed and considered the views of Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC. (“Glass Lewis”) with respect to the 2014 compensation actions, which also expressed concerns regarding the Special Long-Term Award. The Compensation Committee concluded, however, that it was in the Company’s best interest to have made the Special Long-Term Award.

The Compensation Committee also reviewed and discussed the votes on the Say on Pay proposal at the 2014 Annual Meeting of Shareholders with respect to Mr. Brown’s and the other NEOs’ compensation for 2013, which also covered the Special Long-Term Award. Even though both ISS and Glass Lewis recommended that shareholders vote against the Say on Pay proposal based on the Special Long-Term Award, 71.64% of the shares voted were voted in support of the Say on Pay proposal. The Compensation Committee and the Board recognize that the percentage voted in favor of the 2014 Say on Pay proposal was much lower than prior votes on the Company’s Say on Pay proposals. The Compensation Committee believes that the low percentage voted in favor of the Say on Pay proposal was primarily due to the Special Long-Term Award and the recommendations made by ISS and Glass Lewis to vote against the proposal. The Compensation Committee believes, however, that the go forward changes initiated at the beginning of 2014 to the compensation program for the NEOs described above are appropriately aligned with the Company’s strategy and goals and enjoy shareholder support.

2. The role of the Compensation Committee, the CEO and the compensation consultant in setting 2014 compensation

The Compensation Committee is responsible for overseeing the Company’s compensation programs and for all significant decisions regarding our NEOs’ compensation. It reviews the NEOs’ compensation recommended by the CEO, establishes the CEO’s compensation and makes recommendations with respect to each to the Board for approval. Historically, the Compensation Committee has compared target and actual executive compensation with data from a group of peer companies.

The Compensation Committee has retained Towers Watson & Co. (“Towers Watson”) primarily to assist in analyzing the competitiveness of the compensation provided to its NEOs and non-employee director compensation data, as well as to provide expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee considered the six “independence” factors for compensation consultants listed in the NYSE listing requirements and determined that Towers Watson did not have a conflict of interest. As noted above, in 2014 the Compensation Committee evaluated and selected an appropriate group of companies to use for evaluating senior management compensation. As part of the Compensation Committee’s evaluation, Towers Watson collected relevant compensation information from a group of 17 companies approved by the Compensation Committee representing insurance, reinsurance, financial guarantee and other businesses that were deemed to have relevant business and senior management compensation programs. Companies were selected based on their size relative to the Company and other relevant factors. The Company has few organizations that are directly comparable and requires a blend of quantitative analysis and business judgment in selecting appropriate companies in order to compare senior management compensation. The following companies were selected by the Compensation Committee: Allied World Assurance Company Holdings, AG, Ambac Financial Group, Inc., AmTrust Financial Services, Inc., Arch Capital Group Ltd., Argo Group International Holdings Ltd., Aspen Insurance Holdings Limited, Assured Guaranty Ltd., AXIS Capital Holdings Limited, Cincinnati Financial Corporation, Everest Re Group, Ltd., MGIC Investment Corporation, Old Republic International Corporation, PartnerRe Ltd., Radian Group Inc., Selective Insurance Group, Inc., The Hanover Insurance Group, Inc. and White Mountains Insurance Group, Ltd.

The Compensation Committee met five times during 2014 and two times in February 2015, both with management and in executive sessions.

3. 2014 Company performance assessment

Our 2014 performance objectives described below were based on the three-year strategic objectives that we presented to the Board at the beginning of 2014, including a return to profitability, maximizing the value of National, stabilizing MBIA Corp., determining the future path for Cutwater, right sizing our expenses and capital structure and considering alternative business strategies. In accordance with these strategic objectives, we established individual performance scorecards (the “Entity Level Scorecards”) for National Public Finance Guarantee Corporation (“National”), our municipal finance financial guarantee subsidiary, the International & Structured Finance segment, which includes MBIA Insurance Corporation (“MBIA Corp.”), our domestic structured finance financial guarantee subsidiary and its wholly-owned subsidiary, MBIA UK Insurance Limited (“MBIA UK”), Cutwater Asset Management (“Cutwater”), our former asset management subsidiary, and our Corporate Segment, which consists of the asset and debt management and other activities conducted within our holding company and of MBIA Services Corporation (“MBIA Services”), our shared-services subsidiary (the “Corporate Segment”). In addition to the Entity Level Scorecards, we established two enterprise-wide performance objectives related to our consolidated financial results, as measured by adjusted pre-tax income (“APTI”) and operating expenses, and our corporate culture (the “Enterprise Goals”).

Each Entity Level Scorecard included several relevant quantitative and qualitative performance goals and objectives (the “Entity Level Goals”), which were assigned a weight and performance score for 2014 (the “Entity Level Scores”) based on an assessment of the degree to which the Compensation Committee determined the objective was achieved as compared to the quantitative measures established at the beginning of 2014, as set forth in the table below. The Entity Level Scores were in turn rolled up into a consolidated performance scorecard for the Company as a whole (the “Consolidated Performance Scorecard”) and assigned a weight and score. A score of 150 on all of the Entity Level Goals and on the Enterprise Goals would have resulted in the bonus pool being 150% of the target. The Consolidated Performance Scorecard is set forth below.

The primary financial metric that we used for assessing the Company’s 2014 financial performance was APTI and its major contributing components, loss development and expenses. We calculated APTI by adjusting our 2014 GAAP pre-tax income (loss) to (i) remove the effects of consolidating insured variable interest entities (“VIEs”) and unrealized gains and losses related to fair valuing insured credit derivatives (which the Company believes will reverse over time), (ii) add in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives and its loss adjustment expenses and (iii) remove the results for Cutwater Asset Management (which the Company sold on January 2, 2015). The APTI target used for purposes of the performance objectives in the Consolidated Performance Scorecard also excluded accrued interest on the outstanding surplus notes issued by MBIA Corp. Achievement of our APTI goals for 2014 constituted approximately 50% of the Company’s overall performance score for the year.

The following is the Consolidated Performance Scorecard for 2014, which includes the overall scores for the Entity Level Goals incorporated from the Entity Level Scorecards, the Enterprise Goals, the performance score assessed for each Entity Level Goal and Enterprise Goal and the weighted score assigned to each Entity Level Goal and Enterprise Goal, as recommended by Mr. Brown and reviewed and approved by the Compensation Committee in consultation with Mr. Brown. Following the Consolidated Performance Scorecard is a discussion of the assessments used by Mr. Brown and the Compensation Committee in determining the performance scores for the objectives set forth in the Consolidated Performance Scorecard.

Consolidated Performance Scorecard:

2014 Company Objectives (100%)	Objectives Weightings and Performance Scores
1. National Scores	Key Goal Weight: 30%
•Meet Financial Targets: APTI	Objective Weight: 50%, Score: 100
•Other Performance Metrics	Objective Weight: 50%, Score: 105
Percentage Achievement: 102% Weighted Score: 31
2. International and Structured Finance Insurance Segment Scores	Key Goal Weight: 25%
•Meet Financial Targets: APTI, Statutory Capital & Liquidity	Objective Weight: 50%, Score: 45
•Other Performance Metrics	Objective Weight: 50%, Score: 107
MBIACorp.
MBIAUK
Percentage Achievement: 76% Weighted Score: 20
3. Cutwater Score	Key Goal Weight: 10%
Percentage Achievement: 100% Weighted Score: 10	Objective Weight: 10%, Score: 100
4. Corporate Segment Scores	Key Goal Weight: 15%
•Meet Financial Targets for MBIA Inc. (Holdco): APTI	Objective Weight: 30%, Score: 150
•Meet Financial Targets for MBIA Services: Manage Operating Expenses	Objective Weight: 20%, Score: 100
•Other Performance Metrics	Objective Weight: 30%, Score: 113
•Other metrics developed for MBIA Services	Objective Weight: 20%, Score: 90
Percentage Achievement: 117% Weighted Score: 18
5. Enterprise Objectives Scores	Key Goal Weight: 20%
•Meet Consolidated Financial Targets: APTI and Operating Expenses	Objective Weight: 50%, Score: 75
•Redefine corporate culture and ensure clarity around mission and strategy	Objective Weight: 50%, Score: 100
Percentage Achievement: 88% Weighted Score: 18

Overall Company Performance Score: 97

Discussion of MBIA Inc. Consolidated Scorecard

The Consolidated Performance Scorecard reflects the overall Entity Level Scores derived from the Entity Level Scorecards as well the scores for the Enterprise Goals. The assessments of the Entity Level Scores and the scores for the Enterprise Goals are discussed below. Based on the Entity Level Scores and the scores for the Enterprise Goals and the weightings for each as set forth in the Consolidated Performance Scorecard, the overall Company performance score for 2014 is 97. Based on the Company’s overall performance score of 97, Mr. Brown recommended, and the Committee approved, a performance score of 95 for determining the bonus pool for the NEOs, excluding the CEO, and for all other bonus eligible employees (excluding Cutwater).

For 2014, the Committee approved a bonus pool at 75% of target for Cutwater based on Cutwater’s performance for the year. While Cutwater was sold effective as of January 2, 2015, under the Cutwater sale agreement, 2014 bonuses for Cutwater employees were for the account of the Company.

The Company’s annual performance scores vary significantly from year to year. The approved annual Company performance scores were 74% for 2008, 65% for 2009, 90% for 2010, 115% for 2011, 75% for 2012 and 135% for 2013, reflecting the variability of the Company’s incentive bonus compensation program.

Discussion of National’s Performance Score

We have assessed an overall weighted score of 31 for National’s 2014 performance based on the following assessment:

Meet Financial Targets:

•

We scored National’s financial performance at 100% for 2014. While National’s APTI was $339 million, above the $305 million level required for a 100% score, we kept the score at 100% to reflect the small volume of new business written by National in 2014.

•	Other Key Performance Metrics:

•

We scored National’s overall surveillance and remediation activities at 122%. This score is based on an assessment and individual scores for the effectiveness of our surveillance activities, the generation of fee income related to remediation and surveillance and our success in remediating problem credits. We scored our success in remediating problem credits at an overall 107% by assessing two sub-measures, one which subjectively assesses the quality of this year’s remediation efforts and one that compares National’s incurred loss for the year with the projected incurred loss set forth in the operating plan adopted at the beginning of the year. We scored the quality of our remediation efforts in 2014 at 113%, since we believe that we had outstanding outcomes in a few significant remediation cases, driven largely by our team’s work, including Harris County Sports Authority in Texas, San Joaquin Toll Road and City of Stockton, California; and a reasonable outcome with respect to the City of Detroit, Michigan. We scored our actual versus projected incurred losses at 100%. While we had a very favorable reported incurred loss result, driven by reserve reductions related to Detroit and a few other cases, which would yield a 150% quantitative score, we adjusted this score down to 100% because of the impact on statutory accounting of incurred losses relating to certain other credits.

•

We scored the success of National’s market re-entry at 65%. This was based on the upgrade of National’s ratings to “AA” range from S&P and “A” range with Moody’s and its new ratings of AA+ from Kroll Rating and its commencement of marketing for new business. We thought that it was appropriate for 2014 to focus our efforts, and our performance measures, on the adequacy of our procedures for evaluating new business, our pricing discipline and the extent to which we had opportunities to bid for new deals rather than based on the actual volume of new business written, since we did not want to create incentives to write poorly priced business. We did bid on a substantial number of transactions, and were successful in a small handful.

Discussion of International and Structured Finance Insurance Performance Score

We assessed an overall weighted score of 20 for the 2014 performance of the International and Structured Finance Insurance Segment based on the following assessment:

•	Meet Financial Targets:

•

We assigned a score of zero to the achievement of the APTI target for the International and Structured Finance Insurance Segment based on an Adjusted Pre-Tax Loss of $74 million for the year compared to a target of $140 million of positive APTI. The negative variance to our plan is attributed primarily to 1) higher incurred losses on one insured commercial real estate credit default swap and on an insured high yield collateralized debt obligation, 2) lower expected excess spread recoveries on second-lien Residential Mortgage Backed Securities, and 3) delay in a projected litigation settlement.

•

In addition, we assigned a score of 90% to the International and Structured Finance Insurance Segment’s goal related to statutory capital and liquidity, since statutory capital at year end 2014 was approximately $859 million as compared to a target of $1 billion. We believe that the year-end statutory capital continues to be adequate in light of the significant reduction in potential volatility in the portfolio, as par outstanding was reduced from $80 billion to approximately $55 billion. Our liquidity position at year end was $443 million as compared to a plan of $352 million. Because of the year-end statutory capital shortfall to our target, our quantitative score here would be 75%, but we believe that giving heavier weight to liquidity, and risk adjusting the capital measure, justifies a score of 90%.

•	Other Key Performance Metrics:

•

Like our assessment for National above, we believe that assessment of our remediation efforts in this segment should be based on two sub-measures, one covering the overall success of our remediation efforts and the other measuring our year-end incurred loss as compared to the projected incurred loss in the 2014 operating plan. We scored our overall remediation efforts at 105% reflecting several positive remediation outcomes where we exited volatile exposures and/or where we achieved results that were more accretive to statutory capital than we expected as well as reflecting certain remediation related disappointments in the year. We assessed a score of zero for our measure of incurred losses versus projected losses. Blending these two scores results in a score of 53% for our remediation efforts in the International and Structured Finance Insurance Segment.

•	We assessed a performance score of 125% for MBIA UK based on its profitability, remediation activities, commencing its formal wind-down of the business and managing expenses.

Discussion of Cutwater Score

We assessed an overall weighted score of 10 for Cutwater. Since we entered into an agreement to sell Cutwater during the year, we did not reflect Cutwater’s performance during 2014 against its Entity Level Goals for the purposes of assessing Cutwater’s contribution to the Consolidated Performance Scorecard. Instead, we assessed our performance score based on our sale of Cutwater, which we assessed at 100%. We believe that Cutwater was sold at an adequate price and that the sale will eliminate the negative impact on the Company’s consolidated financial performance of the run-rate loss related to Cutwater that we’ve experienced in the last few years.

Discussion of Corporate Segment Performance Score

We assessed an overall weighted score of 18 for our Corporate Segment based on the following assessment:

•

APTI for the Corporate Segment for 2014 was a $61 million loss as compared to our full year plan loss of $117 million. This variance resulted from gains on asset sales, favorable impacts of changes in foreign currency exchange rates, the impact of lower short-term rates on insurance liabilities and a decline in the liability for outstanding warrants on MBIA Inc. stock. Operating expenses for MBIA Services were $75 million, equal to the goals set forth in our 2014 operating plan. This generated a score of 150% for our APTI measure and 100% for expense management.

•

We achieved our leverage target for the year, ending at a 33% debt/capital ratio. In addition, $228 million in cash was distributed from the tax escrow account to the Company in mid-January. We also met our objectives for the year for the provision of inter-company services by MBIA Services, with one exception related to the data security breach that occurred at Cutwater. We scored these three objectives 100%, 150% and 90%, respectively.

Discussion of Enterprise Performance Score

We assessed an overall weighted score of 18 for our Enterprise Objectives based on the following assessment:

We scored our achievement against our consolidated APTI goal at 50%, since our consolidated APTI for 2014 was approximately $190 million as compared to a consolidated APTI target of $327 million. We scored our achievement for consolidated operating expenses at 100%, since our consolidated operating expenses were at the level set forth in the 2014 operating plan. Blending a score of 50% for APTI and 100% for expense management yielded a score of 75% for meeting our consolidated financial results. We assessed a score of 100% for our Enterprise Goal related to our corporate culture, since we addressed a number of issues around our corporate culture and controls, which we believe position us well to create value in the future.

4. Compensation of Mr. Brown for 2014

Mr. Brown does not have an employment or severance agreement and is not entitled to any payments in connection with any change in control of the Company. For 2014, Mr. Brown received an annual salary of $1,000,000. He was also eligible for a maximum incentive cash bonus (“Bonus”) of $3,000,000 or 300% of his base salary.

At the beginning of 2014, the Compensation Committee determined that Mr. Brown’s 2014 performance objectives would be based 80% on the 2014 performance score assessed for overall Company performance and 20% on a subjective assessment by the Compensation Committee of the development by Mr. Brown of a three-year succession plan for key executive positions. While the overall score for Company performance for 2014 was assessed at 95% (see “2014 Company performance assessment” above), the Committee used a lower Company Performance score of 85% for purposes of determining the 80% of his 2014 bonus that is tied to overall Company performance, recognizing the lower score assessed for certain Company performance objectives with respect to which he had greater influence. In addition, Mr. Brown developed and presented to the Committee a three-year succession plan for all key executive positions. The Committee assessed a performance score of 125 against Mr. Brown’s achievement of this objective. Using a score of 85 for Company performance and a score of 125 for succession planning, the Committee approved an overall score of 93% for Mr. Brown’s performance in 2014. Based on Mr. Brown’s performance score of 93% for 2014, the Compensation Committee recommended and the Board approved the payment to Mr. Brown of a Bonus of $1,395,000 (46.50% of maximum).

For 2015, Mr. Brown’s salary will remain at $1,000,000 and his target Bonus will be $1,500,000 with a maximum bonus of $3,000,000.

5. Compensation of Messrs. Chaplin, Fallon, McKiernan and Wertheim for 2014

None of Messrs. Chaplin, Fallon, McKiernan and Wertheim has an employment agreement. For 2014, Messrs. Chaplin and Fallon each received an annual salary of $750,000 and each of them was also eligible for a maximum Bonus of $1,687,500 or 225% of his base salary based on the Company’s performance and his individual performance and contribution to the Company’s performance. Messrs. McKiernan and Wertheim each received an annual salary of $500,000 for 2014, and each of them was also eligible for a maximum Bonus of $1,125,000 or 225% of his base salary based on the Company’s performance and his individual performance and contribution to the Company’s performance.

Messrs. Chaplin’s, Fallon’s, McKiernan’s and Wertheim’s performance goals and assessment generally track with the Company’s goals and assessment and also reflect their individual goals that are based on their unique roles. As described above under “2014 Company performance assessment,” the Compensation Committee and the Board approved a bonus pool for the Company (excluding Cutwater) at 95% of the target bonus pool.

For 2014, Mr. Brown provided the Compensation Committee with his assessment of the individual performance of each of Messrs. Chaplin, Fallon, McKiernan and Wertheim. In his assessment, Mr. Brown noted that the Company’s performance for 2014 was generally at plan and that in his view each of Messrs. Chaplin, Fallon, McKiernan and Wertheim contributed in a uniform manner to the Company’s performance with no exceptional positive results and no significant misses by any of them. Based on this assessment and the Company’s performance score of 95%, Mr. Brown recommended, and the Compensation Committee approved, that each of Messrs. Chaplin, Fallon, McKiernan and Wertheim be paid a bonus at 42% of their maximum bonus. Messrs. Chaplin and Fallon each received a bonus of $712,500, and Messrs. McKiernan and Wertheim each received a bonus of $475,000 for 2014.

In addition to the bonuses described above, on February 28, 2014, each of Messrs. Chaplin, Fallon, McKiernan and Wertheim received payments in respect of deferred cash LTI awards made on February 10, 2011 in the amounts of $1,000,000, $1,000,000, $400,000 and $675,000, respectively, which were paid as scheduled. Mr. McKiernan also received the payment of a deferred cash LTI award made on February 12, 2009 in the amount of $72,358.

In light of retention cash and stock awards that were made to each of Messrs. Chaplin, Fallon, McKiernan and Wertheim in December 2012, which are described in detail in the Company’s Proxy Statement dated March 18, 2013, none of them are eligible to receive LTI awards for the 2014 performance year.

For 2015, each of Messrs. Chaplin’s and Fallon’s annual salary will remain at $750,000 and their target Bonus will be $750,000 with a maximum bonus of $1,687,500. Each will be eligible to receive an LTI award for 2015 with a value of $750,000. For 2015, each of Messrs. McKiernan’s and Wertheim’s annual salary will remain at $500,000 and their target Bonus will be $500,000 with a maximum bonus of $1,125,000. Each will be eligible to receive an LTI award for 2015 with a value of $500,000.

6. Long-term compensation package for Mr. Brown

As described in greater detail in the tables set forth below and in the Company’s 2014 Proxy Statement, on March 17, 2014, the Board approved a long-term compensation package (the “Long-term Compensation Package”) for Mr. Brown consisting of a one-time cash award in the amount of $5 million (the “Cash Award”) and a restricted stock award in the aggregate amount of 3 million shares (the “Restricted Stock Award”) both to recognize the very significant contributions Mr. Brown had made in leading the Company through the financial crisis and its transformation and to induce Mr. Brown to remain with the Company for at least another three years. In awarding the Cash Award, the Board also recognized that in several prior years Mr. Brown agreed for the benefit of the Company to forego receipt of the annual incentive bonuses that were justified based on his and the Company’s performance.

The Board concluded that the Restricted Stock Award would also further align Mr. Brown’s interests with those of the Company’s shareholders and would provide Mr. Brown with an appropriate equity-based incentive to drive the performance of the Company’s stock price. Mr. Brown’s Restricted Stock Award is subject to certain service conditions, and half of the award is also subject to performance conditions based on appreciation in the value of our common stock. These conditions are described in more detail in the tables set forth below and in the Company’s 2014 Proxy Statement. At the time of the restricted stock grant, the value was estimated at $35.6 million based on the Company’s stock price at the time versus its value of $14.0 million based on the Company’s closing share price of $9.35 as of March 12, 2015, which demonstrates the strong alignment of this award with the shareholders.

In light of certain concerns expressed by some shareholders regarding accelerated vesting of the Restricted Stock Award made to Mr. Brown upon a change of control, Mr. Brown and the Company amended the terms of the awards to eliminate the accelerated vesting upon a change of control.

Mr. Brown’s Cash Award was paid by the Company and was not paid by, allocated to or reimbursed by the Company’s insurance subsidiaries. The cost of the Restricted Stock Award will not be allocated to or reimbursed by the Company’s insurance subsidiaries.

As discussed above, while pursuant to SEC guidelines the Cash Award and the Restricted Stock Award were not reflected in the Executive compensation tables included in the Proxy Statement for our annual meeting that occurred in May 2014, since the awards were made in March 2014 and described in the 2014 CD&A, they were nevertheless subject to the shareholder vote on our Say on Pay proposal with respect to Mr. Brown’s and the other NEOs’ compensation at the 2014 Annual Meeting of Shareholders. At such meeting, 71.64% of the shares were voted in favor on the Say on Pay proposal and 24.27% were voted against, with 4.07% abstaining. The Cash Award and the Restricted Stock Award are reflected in the Executive compensation tables included herein and are therefore also subject to the shareholder vote on our Say on Pay proposal at the 2015 Annual Meeting of Shareholders.

7. Analysis of the compensation awarded and realized by the Company’s NEOs over the period 2010 through 2014

The SEC rules for disclosing executive compensation have been very positive and have brought consistent and transparent disclosures that enable investors to understand how boards decide on appropriate compensation levels for their most senior executives. Occasionally situations arise that require additional views of compensation that can assist investors in their understanding of those decisions and the compensation paid to executives. To give investors a more comprehensive and transparent disclosure and understanding of our compensation actions in 2014, we are providing below a historical five-year comparison of the amount of compensation reported at the time of grant versus what has actually been realized with and without the value of outstanding cash and equity grants.

Comparison of 2010 through 2014 realized compensation to reported compensation

We believe it is useful to look at the reported compensation from the Summary compensation table for the past five years in comparison to what the individual executives have realized during that time period. To supplement the SEC required disclosure, we have included the additional table below, which illustrates the difference between compensation actually realized by each NEO as reported on the executive’s W-2 form and pay shown in the Summary compensation table, for each of the years shown.

Executive	Year	Realized Compensation (1)	Reported Compensation (2)	Realized as a % of Reported
Joseph W. Brown	2014	9,757,972	43,602,334
	2013	884,080	5,255,707
	2012	430,797	675,000
	2011	2,050,600	700,000
	2010	2,273,197	2,459,514
Five-year Average		3,079,329	10,538,511	29%
C. Edward Chaplin	2014	5,216,378	2,771,500
	2013	1,939,028	3,367,500
	2012	6,190,245	10,726,506
	2011	1,386,548	1,107,031
	2010	1,327,301	4,209,447
Five-year Average		3,211,900	4,436,397	72%
William C. Fallon	2014	5,883,878	2,801,875
	2013	1,945,198	3,975,000
	2012	6,194,265	10,726,506
	2011	1,523,268	960,938
	2010	1,125,529	4,182,484
Five-year Average		3,334,428	4,529,361	74%
Ram D. Wertheim	2014	2,674,305	1,881,000
	2013	460,353	2,295,000
	2012	4,261,432	7,285,170
	2011	1,097,447	649,375
	2010	953,209	2,063,954
Five-year Average		1,889,349	2,834,900	67%
Anthony McKiernan	2014	2,765,506	1,691,858
	2013	523,896	2,565,000
	2012	4,358,703	6,898,920
	2011	985,246	2,677,580
	2010	698,806	1,657,425
Five-year Average		1,866,431	3,098,157	60%

(1)	Realized is compensation actually received by the NEOs during the year as reported on the Company’s W-2 forms. Realized compensation may include salary, cash bonus, payouts of previously granted cash LTI, net spread on stock option exercises, market value at vesting of previously granted restricted stock, and any other Company compensation amounts realized during the year. For Mr. Brown, in years 2010 and 2011 realized compensation includes retirement distributions from the Company’s non-qualified retirement plan from prior services. It excludes the value of new/unvested equity awards and other amounts that may not actually be received until a future date.

(2)	Reported is total compensation shown in the “MBIA Inc. Summary compensation table” for each applicable year.

Given that a significant amount of each executive’s compensation includes long-term equity awards, the fact that realized compensation is below reported compensation is due to the performance of the stock price over the five-year period being short of targeted levels as well as to the unvested portion of their long-term equity awards. Although this is not the desired result, it is consistent with our philosophy that the executive team rewards are properly aligned with long-term returns for shareholders.

2010 through 2014 realized and realizable total compensation as of December 31, 2014

Although the comparison of realized versus reported compensation discussed above provides a better view of actual compensation over the five-year period, we believe it is also useful to add the current value of granted equity awards to see a complete view of total realized and outstanding compensation as viewed by both the Company and the executives. The following table adds in one-fifth of the outstanding value of existing equity grants to each executive’s average realized compensation.

Executive	Average Realized Compensation (1)	Outstanding Equity (2)	Average Total Compensation
Joseph W. Brown	3,079,329	2,862,000	5,941,329
C. Edward Chaplin	3,211,900	1,384,400	4,596,300
William C. Fallon	3,334,428	1,384,400	4,718,828
Ram D. Wertheim	1,889,349	837,200	2,726,549
Anthony McKiernan	1,866,431	821,929	2,688,360

(1)	Dollar amounts shown represent a five-year average of realized compensation as reported on each NEO’s W-2 for years 2010 through 2014.

(2)	Dollar amounts represent one-fifth of the outstanding equity fair value assuming a share price of $9.54, which was the closing share price on December 31, 2014. Outstanding equity includes in-the-money value of stock options and the fair value of restricted stock.

The Company believes its compensation plans have both worked as intended and are consistent with the Company’s objective to design programs that attract, retain and motivate a highly skilled team of senior executives of the Company whose performance will build long-term shareholder value, align our senior executives’ interests with those of our shareholders and avoid any incentives to take unreasonable risks.

8. 2015 NEO performance objectives

For 2015, Mr. Brown recommended and the Board of Directors approved the following separate performance objectives for the NEOs (the “2015 NEO Performance Objectives”):

•	Development of organic growth strategies

•	Management of insured portfolio and loss mitigation

•	Capital and liquidity management

•	Pursuit of strategic alternatives

The NEOs’ 2015 aggregate incentive compensation will be based primarily on an assessment by the Compensation Committee of the achievement of the 2015 NEO Performance Objectives.

9. Clawback policy

In February 2013, the Company adopted a Clawback Policy in order to further continue and promote ethical behavior and accountability with respect to the accuracy of financial reporting. Under the Clawback Policy, the Compensation Committee has the discretion to claw back certain incentive compensation from Covered Executives (as defined below) in the event of a restatement of the Company’s GAAP financial statements (a “Restatement”). The Clawback Policy applies to any NEO and all other executives with the title of Managing Director or above (“Covered Executives”) who had the title of Managing Director and above at the time of any Restatement or at any time during the three-year period preceding the Restatement, whether or not employed at the time of the Restatement.

Under the Clawback Policy, the Compensation Committee, in its sole discretion, can require that any Covered Executive repay or forfeit in part or in full any bonus paid and other long-term incentives granted to such Covered Executive, whether in the form of cash or in the form of an equity award, on or after January 1, 2010 if (i) the Company issues a material Restatement and (ii) the Compensation Committee determines that the amount of compensation paid to any such Covered Executive would have been lower under the restated financial statements. The amount of incentive compensation to be repaid or forfeited by any Covered Executive will be determined by the Compensation Committee, in its sole discretion, to reflect the difference between the amount of cash or equity grants (whether then held or not by the Covered Executive) that was paid or granted to the Covered Executive and the amount of cash or equity grants that would have been paid or granted to such executive under the restated financial statements. The Compensation Committee can consider all factors it deems relevant in determining any compensation amounts to be repaid or forfeited.

The Company will review and, if necessary, revise the existing policy to comply with any final regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 relating to clawbacks of executive compensation. In addition, the Company will review the policy from time to time with the Compensation Committee and recommend changes to reflect best practices or other factors that the Company or the Compensation Committee deems appropriate.

The policy covers all compensation paid or awarded after January 1, 2010.

10. Stock ownership guidelines; stock holding periods; no hedging policy

Stock ownership guidelines. The Company has stock ownership guidelines to align senior management’s interests with those of our shareholders. Under these guidelines, our Chief Executive Officer is expected to own Company stock with a value equal to seven times his annual salary, and each of the other NEOs are expected to own Company stock worth approximately three or four times their respective annual salaries, depending on their job and title. This includes stock owned directly and stock held in retirement plans, and does not include the value of unvested restricted stock or unvested stock options but will include the after-tax value of vested stock options based on the market price of the Company’s stock.

Stock holding periods. Once the ownership guidelines are met, the guidelines permit the NEOs to divest 25% of any excess above guidelines during any 12-month period while they are still employed by the Company. Upon termination from the Company, the guidelines permit the NEOs to sell one-third of their holdings immediately, one-third a year after termination and the final third two years after termination. Mr. Brown is not subject to any restrictions on the sale of stock.

No hedging policy. The Company’s Insider Trading Policy prohibits Directors, officers and employees from engaging in short sales or transactions involving puts, calls and other types of options in the Company’s securities, including equity swaps and similar derivative transactions.

11. Pension plans, benefit plans and executive perquisites

The Company’s executives enjoy the same benefits as our general employee population. This includes participation in the Company’s healthcare benefits, where the Company shares in the cost of employee health insurance coverage; supplemental disability insurance to bring the income replacement benefit to a level equivalent to 70% of base salary; and contributions to defined contribution retirement programs based on a stated percentage of the employee’s compensation.

Our retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. We do not maintain any defined benefit retirement plans. The qualified retirement plans include (subject to IRS limitations) (i) a money-purchase pension plan whereby the Company contributes each year an amount equal to 10% of earned salary and annual bonus and (ii) a 401(k) plan whereby plan participants can contribute up to 25% of earned salary and annual bonus on a pre-tax and /or Roth after-tax basis, with the Company matching participants’ contributions up to 5% of earned salary and annual bonus. All employees, including executives, receive the same Company contribution percentages. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides participants with benefits that are in excess of those amounts that can be provided within the qualified plans or that otherwise do not meet IRS requirements. Participant contributions to this plan are tax deferred until the time of distribution. The Company gives executives the benefit of this non-qualified plan because we believe that all eligible employees should receive proportionate contributions to their pension and retirement plans. Beginning with the 2009 plan year, non-qualified plan participants have only been able to receive Company contributions based on aggregate salary and bonus compensation of up to $1.5 million. Prior to 2009, there was no cap on eligible compensation. In 2012, the cap on the Company match contributions was removed but the Company pension contribution remains subject to the compensation cap of $1.5 million.

Except for the annual premium for the $25 million term life insurance policy that the Company purchased for Mr. Brown in 2013, the Company did not provide any perquisites to its executives in 2014. The Company also does not provide any perquisites in connection with any severance or retirement agreements.

12. Tax and accounting aspects of executive compensation

When we designed our executive compensation plans and programs, we considered the tax and accounting implications of these awards. The accounting costs associated with stock options was one of several factors that led us to reevaluate the nature of our LTI awards. Our plans have generally been designed so that amounts paid under the plans are deductible for Federal income tax purposes despite the limits imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including by qualifying the compensation payable under such plans as “performance-based compensation” within the meaning of Section 162(m) of the Code or by paying compensation that does not materially exceed the $1 million annual cap imposed by Section 162(m) of the Code. Although we believe that tax deductibility is an important factor in making compensation decisions, we reserve the right to pay amounts that are not deductible in specific circumstances. Where relevant, we have also designed our plans and programs to comply with, or to be exempt from the application of, Section 409A of the Code.

As described above, in light of the Compensation Committee’s determination that it was critical to retain Mr. Brown for at least three years, the Compensation Committee decided to recommend to the Board approval of the special $5 million Cash Award paid to Mr. Brown even though a significant portion of the Special Long-Term Award is not deductible under Section 162(m) of the Code.

13. Change in control, termination and retirement arrangements

In November 2006, the Compensation Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. All of the NEOs, except for Messrs. Brown and McKiernan, are covered under the KEEP Plan. Its purpose is to assure the Company of the services of key executives during a change in ownership or control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The terms and conditions of the KEEP Plan compare in many respects to the individual agreements it replaced, but the terms that were applicable under those agreements were modified to reflect current market practices as recommended by Frederick W. Cook & Co., Inc., the Compensation Committee’s compensation consultant at the time. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change in control.

Messrs. Brown and McKiernan are not eligible for the KEEP Plan. The Company does not intend to cover any other executives under the KEEP Plan in the future.

In addition to the KEEP Plan, the Company’s compensation and benefit plans provide certain compensation payments and benefits due to retirement and under various other termination events, which are described under “Executive compensation tables – Potential payments upon termination or change in control as of December 31, 2014.”

Compensation and Governance Committee report

The Compensation and Governance Committee has reviewed the Compensation discussion and analysis (“CD&A”) set forth above and has discussed the disclosures contained therein with key members of the Company’s management team including the Chief Executive Officer and the Chief Operating Officer. Based on our knowledge of the Company’s compensation program, we believe that the CD&A fairly and accurately discloses the practices, policies and objectives of the Company with respect to executive compensation for the year 2014. Based upon this review and discussion, we have recommended to the Company’s Board of Directors that the CD&A as presented to us be included in this proxy statement and in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Date: February 24, 2015

The Compensation and Governance Committee

Mr. David A. Coulter, Chair

Ms. Maryann Bruce

Mr. Steven J. Gilbert

Mr. Daniel P. Kearney

Mr. Richard C. Vaughan

Executive compensation tables

MBIA Inc.

Summary compensation table for 2014

Name & principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (1)	Stock awards ($) (e) (2)	Option awards ($) (f)	Non equity incentive plan compen- sation ($) (g) (3)	Change in pension value and non-qualified deferred compen- sation earnings ($) (h) (4)	All other compen- sation ($) (i) (5)	Total compen- sation ($) (j)
Joseph W. Brown	2014	1,000,000	5,000,000	35,584,500	-	1,395,000	-	622,834	43,602,334
Chief Executive Officer	2013	1,000,000	-	-	-	4,000,000	-	255,707	5,255,707
	2012	500,000	-	-	-	0	-	175,000	675,000

C. Edward Chaplin	2014	750,000	1,000,000	-	-	712,500	-	309,000	2,771,500
Chief Financial Officer and Chief Administrative Officer	2013	750,000	-	-	-	2,430,000	-	187,500	3,367,500
	2012	750,000	5,525,000	4,264,005	-	0	-	187,500	10,726,505

William C. Fallon	2014	750,000	1,000,000	-	-	712,500	-	339,375	2,801,875
Chief Operating Officer	2013	750,000	-	-	-	3,037,500	-	187,500	3,975,000
	2012	750,000	5,525,000	4,264,005	-	0	-	187,500	10,726,505

Ram D. Wertheim	2014	500,000	675,000	-	-	475,000	-	231,000	1,881,000
Chief Legal Officer and Secretary	2013	500,000	-	-	-	1,620,000	-	175,000	2,295,000
	2012	500,000	3,800,000	2,842,670	-	0	-	142,500	7,285,170

Anthony McKiernan	2014	500,000	472,358	-	-	475,000	-	244,500	1,691,858
Chief Portfolio Officer	2013	500,000	-	-	-	1,890,000	-	175,000	2,565,000
	2012	500,000	2,338,750	3,842,670	-	0	-	217,500	6,898,920

1	The amount shown for Mr. Brown represents a one-time cash award received in March 2014 as part of a long-term compensation package which is described in the CD&A. The amounts shown for the other NEOs represent cash payments received in February 2014 from deferred cash LTI awards granted in February 2011. Mr. McKiernan received an additional cash payment from a deferred cash LTI award granted in February 2009 in the amount of $72,358. The deferred cash LTI awards were subject to continued employment through the payment date.

2	The amount shown for Mr. Brown represents the grant date value of a restricted stock award granted on March 17, 2014 in accordance with FASB Topic ASC718, except that no discount has been taken with respect to any service vesting in respect of the risk that such award could be forfeited. With respect to the performance-based shares, the Company estimated the fair value of the award on the date of grant using a binomial lattice model with a Monte Carlo simulation. For a description of the stock valuation, see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. See the CD&A and the “Grants of plan-based awards in 2014” table for award details.

3	The amounts shown represent cash performance bonuses paid for the 2014 performance year. See the CD&A for an explanation of the 2014 bonus awards.

4	MBIA does not maintain a qualified or non-qualified defined benefit retirement plan. The Company does maintain a non-qualified defined contribution retirement plan. MBIA contributes amounts to this plan that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. Assets under this plan are participant-directed and employee account balances and contributions are subject to market-based returns.

5	The amounts shown consist of Company contributions made in 2014 to the money-purchase pension and 401(k) plans, Company contributions made in 2014 to the non-qualified retirement plan and premium paid by the Company in 2014 for a term life insurance policy for Mr. Brown. Except for the life insurance premium paid for Mr. Brown, there were no other perquisites paid on behalf of the NEOs in 2014 that exceeded $10,000. See the “All other compensation” table below for contribution details.

All other compensation

(Column (i) in the Summary compensation table for 2014)

Name	Company qualified contributions in 2014 ($)	Company non- qualified contributions in 2014 ($)	CEO term life insurance premium paid in 2014	All other compensation in 2014 ($)
Joseph W. Brown	37,333	362,666	222,835	622,834
C. Edward Chaplin	35,375	273,625	-	309,000
William C. Fallon	36,750	302,625	-	339,375
Ram D. Wertheim	33,750	197,250	-	231,000
Anthony McKiernan	37,333	207,167	-	244,500

MBIA Inc.

Grants of plan-based awards in 2014

Name (a)	Grant date (b)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares/ units (#) (i) (4)	All other option awards: number of securities underlying options (#) (j)	Exercise or base price of option awards ($/share) (k)	Grant date fair value of stock and option awards ($) (l) (5)
		Thresh- old ($) (c)	Target ($) (d) (1)	Maximum ($) (e) (2)	Thresh- old (#) (f) (3)	Target (#) (g) (3)	Maximum (#) (h) (3)
Joseph W. Brown	-	0	1,500,000	3,000,000	-	-	-	-	-	-	-
	March 17, 2014	-	-	-	-	1,500,000	1,500,000	-	-	-	14,314,500
	March 17, 2014	-	-	-	-	-	-	1,500,000	-	-	21,270,000
C. Edward Chaplin	-	0	750,000	1,687,500	-	-	-	-	-	-	-
William C. Fallon	-	0	750,000	1,687,500	-	-	-	-	-	-	-
Ram D. Wertheim	-	0	500,000	1,125,000	-	-	-	-	-	-	-
Anthony McKiernan	-	0	500,000	1,125,000	-	-	-	-	-	-	-

1	The amounts shown represent the 2014 cash performance bonus target opportunity for each of the NEOs, and do not reflect the actual payment of any bonus to the NEOs for 2014. Beginning with the 2014 performance year, target bonus opportunities were reduced from prior years to reflect the Company’s smaller size and organizational focus. The actual bonuses paid for 2014 are reflected in the “Summary compensation table for 2014” under column (g).

2	The amounts shown represent 2014 cash performance bonus maximum opportunity for each of the NEOs as determined by the achievement of Company objectives set forth at the beginning of the year and individual performance. For Mr. Brown the maximum bonus is $3.0 million. For the other NEOs the maximum reflects a bonus opportunity ranging from 0% up to 225% of target. Beginning with the 2014 performance year, maximum bonus opportunities were reduced from prior years to reflect the Company’s smaller size and organizational focus.

3	On March 17, 2014, the Board approved a restricted stock award for Mr. Brown under the Company’s Omnibus Plan in an aggregate amount of 3.0 million shares. One-half of the restricted stock (1,500,000 shares) is subject to the following terms and the other half of the restricted stock is described in Footnote 4 below.

To the extent not previously forfeited, 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2017, and (y) a change in control of the Company in which the Company’s shares of common stock cease to be listed, or eligible for sale, on a national securities exchange or national market system (the “First Performance Vesting Date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the First Performance Vesting Date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date.

Similarly and to the extent not previously forfeited, 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2018, and (y) a change in control of the Company in which the Company’s shares of common stock cease to be listed, or eligible for sale, on a national securities exchange or national market system (the “Second Performance Vesting Date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the Second Performance Vesting Date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date.

On either of the above described vesting dates, “market value appreciation” will be deemed satisfied to the extent that the average closing share price on the trading days occurring over the 60 days prior to the applicable vesting date is between $10.00 and $25.00 per share, with the percentage of shares that vest between the two values to be determined by linear interpolation. The “market value appreciation” will be deemed satisfied at 100% upon the first date on which the average closing price on all trading days occurring during the 60 days immediately prior to such date is $25.00.

A “qualifying termination” means a termination of Mr. Brown’s employment (a) due to his death or disability, (b) by the Company without cause, (c) by Mr. Brown for good reason (constructive termination), (d) due to his voluntary termination after June 30, 2016 upon at least six months’ prior notice given after June 30, 2016, or (e) with the approval of the Board.

4	In connection with the March 17, 2014 restricted stock award for Mr. Brown described in Footnote 3, to the extent not previously forfeited, 750,000 shares will vest on the earliest to occur of (i) December 31, 2015 (provided that Mr. Brown is employed by the Company on such date) and (ii) a “qualifying termination”. Similarly and to the extent not previously forfeited, 750,000 shares will vest on the earliest to occur of (i) December 31, 2016 (provided that Mr. Brown is employed by the Company on such date) and (ii) a “qualifying termination”.

5	The amount shown reflects the grant date value of the equity award listed in the table as determined in accordance with FASB Topic 718, except that no discount has been taken with respect to any service vesting award in respect of the risk that such award could be forfeited. With respect to the performance-based shares, the Company estimated the fair value of the award on the date of grant using a binomial lattice model with a Monte Carlo simulation. For a full description of the valuation assumptions, see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

MBIA Inc.

Outstanding equity awards as of December 31, 2014

	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options exercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Joseph W. Brown	-	-	-	-	-	1,500,000(2)	14,310,000	-	-
	-	-	-	-	-	-	-	1,500,000(3)	0
C. Edward Chaplin	37,500	-	-	57.51	June 26, 2016	-	-	-	-
	400,000	-	-	4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(4)	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	100,000(5)	954,000	-	-
	-	-	-	-	-	300,000(6)	2,862,000	-	-
	-	-	-	-	-	-	-	300,000(7)	0
William C. Fallon	60,000	-	-	60.22	July 25, 2015	-	-	-	-
	400,000	-	-	4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(4)	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	100,000(5)	954,000	-	-
	-	-	-	-	-	300,000(6)	2,862,000	-	-
	-	-	-	-	-	-	-	300,000(7)	0
Ram D. Wertheim	30,000	-	-	58.84	Feb. 16, 2015	-	-	-	-
	250,000	-	-	4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(4)	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	200,000(6)	1,908,000	-	-
	-	-	-	-	-	-	-	200,000(7)	0
Anthony McKiernan	50,000	-	-	4.02	Feb 12, 2016	-	-	-	-
	-	150,000(4)	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	33,500(8)	319,590	-	-
	-	-	-	-	-	97,752(9)	932,554	-	-
	-	-	-	-	-	200,000(6)	1,908,000	-	-
	-	-	-	-	-	-	-	200,000(7)	0

1	The amounts shown represent time-based restricted stock based on $9.54 per share, the closing fair market value of the shares on December 31, 2014.

2	Restricted stock awarded to Mr. Brown on March 17, 2014 in an aggregate amount of 3.0 million shares. Amounts shown represent one-half (1,500,000 shares) of the restricted stock award as described in footnote 4 of the “Grants of plan-based awards in 2014” table.

3	Restricted stock awarded to Mr. Brown on March 17, 2014 in an aggregate amount of 3.0 million shares. Amounts shown represent one-half (1,500,000 shares) of the restricted stock award as described in footnote 3 of the “Grants of plan-based awards in 2014” table. The market value for these shares shown under column (j) reflects performance based on the market appreciation terms and a closing share price of $9.54 as of December 31, 2014.

4	Stock options vested on March 4, 2015.

5	Restricted stock third and final installment vested on March 4, 2015, which was the fifth anniversary of the date of grant.

6	Restricted stock is one-half of the retention award granted on December 21, 2012 to Messrs. Chaplin, Fallon, Wertheim and McKiernan. See footnote 7 below for the other half of the award. The restricted stock will vest on December 31, 2015 if the NEO remains employed through such date provided that these shares will also become vested in connection with the occurrence of a change in control of the Company or a qualifying termination prior to such date.

7	Restricted stock is one-half of the retention award granted on December 21, 2012. See footnote 6 above for the other half of the award. Restricted stock will vest up to an additional one-quarter of the aggregate award on a pro-rata basis on the earlier to occur of December 31, 2016 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “first vesting date”), if the applicable NEO remains employed through the first vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the first vesting date. Similarly, up to the remaining one quarter of the aggregate award will vest on a pro-rata basis on the earlier to occur of December 31, 2017 or the date of a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “second vesting date”), if the applicable executive remains employed through the second vesting date (or he has a “qualifying termination” before such date), and to the extent that the “market value appreciation” criteria for these shares is satisfied as of the second vesting date. On either of the above described vesting dates, “market value appreciation” will be deemed satisfied in full if the average closing price of our stock over 60 trading days prior to the applicable vesting date exceeds $25 per share. If such 60-day average closing price is between $10 and $25 per share, the percentage of shares that will become vested will be determined by linear interpolation. The “market value appreciation” will also be deemed satisfied in full if any time after the grant date and on or before the relevant vesting date the market value per share of our stock is at least $25 per share for a period of 20 consecutive trading days. A “qualifying termination” means a termination of an executive’s employment (a) due to his death or disability, (b) by the Company without cause, (c) due to his retirement after December 31, 2015 on at least six months’ prior notice, or (d) with the approval of the Board. The market value for these shares shown under column (j) reflects performance based on the market appreciation terms and a closing share price of $9.54 as of December 31, 2014.

8	Restricted stock will fully vest on March 4, 2016.

9	Restricted stock will fully vest on March 2, 2017.

MBIA Inc.

Option exercises and stock vested in 2014

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d) (1)	Value realized on vesting ($) (e) (2)
Joseph W. Brown	0	0	0	0
C. Edward Chaplin	0	0	100,000	1,484,000
William C. Fallon	0	0	100,000	1,484,000
Ram D. Wertheim	0	0	0	0
Anthony McKiernan	0	0	12,100	145,442

1	The amounts shown for Messrs. Chaplin and Fallon represent vesting of the second installment of shares from a restricted stock award granted in 2010. The amount shown for Mr. McKiernan represents shares that vested from a restricted stock award granted in 2009.

2	The value of stock awards upon vesting is equal to the number of shares vested times the closing share price on the date of vesting.

MBIA Inc.

Non-qualified deferred compensation in 2014

Name (a)	Executive contributions in 2014 ($) (b) (1)	Company contributions in 2014 ($) (c) (1)	Earnings (Losses) in 2014 ($) (d) (2)	Withdrawals/ distributions in 2014 ($) (e) (3)	Balance as of 12/31/14 ($) (f)
Joseph W. Brown	432,500	362,666	(480,048)	596,890	3,475,396
C. Edward Chaplin	422,000	273,625	(59,322)	-	2,227,188
William C. Fallon	361,250	302,625	(107,317)	-	2,639,126
Ram D. Wertheim	88,500	197,250	3,483	-	841,878
Anthony McKiernan	221,500	207,167	2,410	-	1,412,943

1	MBIA maintains a non-qualified defined contribution retirement plan. Under this plan, MBIA contributes amounts that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. The amounts contributed include both Company and NEO contributions. The money-purchase pension contribution is subject to a compensation cap of $1.5 million. NEOs become fully vested in Company contributions on the fifth year of participation in the plan. The NEO contribution amounts are included in the salary and performance bonus as reported in the “Summary compensation table for 2014” under columns (c) and (g) respectively. The Company contribution amounts are included in all other compensation as reported in the “Summary compensation table for 2014” under column (i).
2	Assets under this plan are participant-directed and employee account balances and contributions are subject to market-based returns. Plan participants may self-direct their investments among multiple investment options that generally mirror the 401(k) plan, including the MBIA Inc. Common Stock Fund. The earnings (losses) shown represent the change in market value in 2014, including any dividends and interest earned, which was reduced by any transaction fees incurred during the year. These amounts are not included in the “Summary compensation table for 2014” under column (h) because earnings were not preferential or above market.
3	Distributions may occur following termination of employment in accordance with the requirements of Section 409A of the Internal Revenue Code. Such distributions may be received as a lump sum payment or in annual installments up to 10 years. For Mr. Brown, in connection with his retirement in 2007, the amount shown represents an installment distribution on amounts deferred prior to his retirement.

Potential payments upon termination or change in control as of December 31, 2014

The Company’s compensation and benefit plans provide certain compensation payments and benefits under various termination events. The following summaries describe potential compensation and benefits payable to the NEOs upon termination of employment under the following events: (a) involuntary (not for cause) or constructive termination following a change in control, (b) retirement, (c) involuntary (not for cause) termination without a change in control, (d) voluntary termination, and (e) death or disability.

In general, employees participating in the compensation and benefit plans are treated similarly with respect to the various termination scenarios. Differences may apply where NEOs are covered under individual agreements (e.g., change in control agreements). Following the narrative are tables with estimated dollar values associated with these payments and benefits for each NEO.

(a) Involuntary (not for cause) or constructive termination following a change in control. On November 8, 2006, the Company adopted the Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. Its purpose is to assure the Company of the services of key executives during a change in control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The KEEP Plan covers Messrs. Chaplin, Fallon and Wertheim.

On February 27, 2007, the Company adopted an amendment to the KEEP Plan. A copy of the amended KEEP Plan and a form of an individual agreement has been filed as Exhibit 10.80 and Exhibit 10.81, respectively, to the Company’s Form 10-K filed on March 1, 2007. The Company adopted another amendment on February 22, 2010 to the KEEP Plan. A copy of this amendment has been filed as Exhibit 10.13 to the Form 10-K filed on March 1, 2010.

The KEEP Plan provides that the Company will continue to employ each NEO for a period of 24 months from the effective date of the change in control. The position, title, authority and responsibilities as well as salary, bonus and other elements of compensation and benefits for each NEO are to be maintained at levels equal to or commensurate with levels existing prior to the change in control. Compensation payable and benefits under the KEEP Plan are triggered by a change in control of the Company followed by an involuntary termination by the Company (not for cause) or a voluntary termination for good cause (constructive termination). These terminations are each referred to as a “qualifying termination.”

In the event of a qualifying termination during the 24-month effective period, each NEO will receive a lump sum severance payment equal to two times the sum of his or her annual base salary and the average of the annual bonuses payable to the NEO for the prior two years. The severance payment will also include a pro-rated annual bonus for the year of termination equal to the average of the annual bonuses payable to the NEO for the prior two years.

The KEEP Plan provides that in the event of a qualifying termination, stock options held by an NEO will become fully exercisable and the NEO may exercise such options until the earlier to occur of the expiration date of the option or the fifth anniversary of the qualifying termination. Time-based restricted stock will become fully vested. The vesting of performance shares shall be administered in accordance with the terms of the applicable award agreement.

Under the KEEP Plan, each NEO who incurs a qualifying termination will also receive continued health and group life insurance coverage for a period of 24 months following the date of the qualifying termination and a credit to the Company’s non-qualified retirement plan in an amount equal to the amount that otherwise would have been contributed on his or her behalf under the Company’s money-purchase pension plan had his or her employment continued for another 24 months. In addition, all unvested retirement account balances will become fully vested.

To the extent that any payments are subject to an excise tax, a tax gross-up payment would only be made to an executive who was covered under the KEEP Plan as of February 22, 2010, which includes Messrs. Chaplin, Fallon and Wertheim. The Company will not provide a tax gross-up payment to any new or current employees who may become covered under the KEEP Plan after February 22, 2010. To the extent a tax gross-up payment is required to be made under the KEEP Plan, such payment will be made only if the total payments exceed the IRS excise tax safe harbor limit by at least 10%. If such total payments are less than 10% over the safe harbor limit, KEEP Plan payments to the covered executive will be reduced to the extent necessary to eliminate any excise tax. In the event of a qualifying termination as of December 31, 2014, the KEEP Plan payments would not require an excise tax gross-up.

As a condition to the receipt of benefits, the KEEP Plan requires that a covered officer agree to be bound by a non-competition and non-solicitation clause and a non-disparagement clause. A violation of any of these clauses will result in a loss of future severance benefits and possible forfeiture to the Company of any severance already paid.

(b) Retirement. On November 8, 2006, the Company adopted voluntary retirement benefits which provide certain benefits to the Company’s employees, including the NEOs, upon retirement (the “Retirement Program”). To be eligible for the retirement benefits as described below an NEO must (i) be at least 55 years old, (ii) have at least five years of service and (iii) give at least a six-month advance notice of retirement. The Compensation Committee may waive any of the eligibility conditions or amend any of the provisions of the Retirement Program. In January 2008, the Company adopted changes to the Retirement Program to comply with the final IRS Section 409A regulations. In February 2010, the Company adopted an amendment to the Retirement Program with respect to the vesting of time-based deferred cash awards.

Following is a summary of the compensation payments and benefits upon a retirement from the Company. Mr. Brown is not eligible to participate in the Company’s Retirement Program.

Base salary. No salary continuation beyond the retirement date.

Year-end performance bonus. The performance bonus for the year of retirement will be equivalent to the average of the last two year’s performance bonus (excludes special bonuses) and prorated based on number of months of service in that year, presuming consistent performance by the NEO over two years preceding the retirement.

Restricted stock. With the exception of the retention award granted in December 2012, the following will occur upon retirement. Time-based restricted stock will immediately vest on the retirement date. Performance-based restricted stock will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period. For the retention award, the time-based restricted stock will not vest upon retirement unless otherwise approved by the Board. The performance-based shares shall become vested only if the retirement date is after December 31, 2015 to the extent that the “market value appreciation” criteria are satisfied.

Stock options. Time-based stock options will continue to vest beyond the retirement date in accordance with the original vesting terms. Vested stock options may be exercised until the earlier of four years from the retirement date or the expiration of the option.

Cash award in the year of retirement. In the event that the Company does not grant to the NEO a year-end LTI award for the last performance year following an advance notification of retirement, a partial cash payment may be awarded in lieu of the LTI award that would otherwise have been awarded to the NEO.

Restrictive covenants. The continued vesting of any outstanding long-term equity awards will require the NEO to consent to three-year non-compete, non-solicitation and non-disparagement provisions. In the event of a breach of the restrictive covenants, an NEO could be subject to the forfeiture of any compensation not already paid and future compensation to be received under the Retirement Program.

Healthcare benefits. The NEO can continue medical and dental benefits under the Company’s retiree healthcare program until age 65 with the NEO assuming the full premium costs. The NEO can convert standard group life insurance to an individual policy.

Retirement plans. Vested account balances under the 401(k), money-purchase pension and non-qualified plans remain available and unvested balances are forfeited.

Accrued and unused vacation. Accrued and unused vacation time as of the retirement date will be paid at retirement.

(c) Involuntary (not for cause) termination without change in control. Upon an involuntary termination not for cause there are no cash payment obligations. Any cash payment will be paid at the discretion of the Board. In connection with the retention stock awards granted to the NEOs in December 2012, time-based restricted stock will vest and the performance-based shares will vest to the extent that the “market value appreciation” criteria are satisfied. For all other equity awards, other than Mr. Brown’s award which is described in greater detail below, the vesting treatment is at the discretion of the Board. The values represented in the termination tables assume unvested options are forfeited and restricted stock is forfeited. Vested account balances under the 401(k), money-purchase pension and non-qualified plans remain available and unvested balances are forfeited.

(d) Voluntary termination. Upon the voluntary termination or resignation of an NEO, there are no cash payment obligations. Vested stock options may be exercised for a period up to 90 days and unvested options are forfeited. Other than Mr. Brown’s award which is described in greater detail below, all other equity is forfeited.

(e) Death or total disability. Upon the death or total disability of an NEO, there are no cash payment obligations. There is immediate vesting of time-based restricted stock and stock options with one year to exercise. Performance-based shares will vest to the extent that the “market value appreciation” criteria are satisfied. All unvested retirement account balances will become fully vested. In connection with Mr. Brown’s $25 million life insurance policy, the death benefit becomes payable upon death.

Mr. Brown’s Restricted Stock Award. As previously discussed, on March 17, 2014, Mr. Brown was granted 3.0 million shares of restricted stock, one-half of which (1,500,000 shares) vests based upon Mr. Brown’s continued employment (the “time-based shares”) and the other half is subject to performance-based vesting (the “performance-based shares”).

Time-Based Shares. To the extent not previously forfeited, 750,000 shares will vest on the earliest to occur of (i) December 31, 2015 (provided that Mr. Brown is employed by the Company on such date) and (ii) a “qualifying termination” as described below. Similarly and to the extent not previously forfeited, 750,000 shares will vest on the earliest to occur of (i) December 31, 2016 (provided that Mr. Brown is employed by the Company on such date) and (ii) a “qualifying termination”.

Performance-based Shares. To the extent not previously forfeited, 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2017 and (y) a change in control in which the Company’s shares cease to be publicly listed (the “first performance vesting date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the first performance vesting date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date. Similarly and to the extent not previously forfeited, 750,000 shares will vest (i) on the earlier to occur of (x) January 2, 2018 and (y) a change in control in which the Company’s shares cease to be publicly listed (the “second performance vesting date”), but (ii) only to the extent that the “market value appreciation” performance criteria are satisfied as of the second performance vesting date as described below, and (iii) provided that Mr. Brown is employed by the Company on such date or has had a “qualifying termination” on or before such date.

On either of the above described vesting dates, “market value appreciation” will be deemed satisfied to the extent that the average closing share price on the trading days occurring over the 60 days prior to the applicable vesting date is between $10.00 and $25.00 per share, with the percentage of shares that vest between the two values to be determined by linear interpolation. The “market value appreciation” will be deemed satisfied at 100% upon the first date on which the average closing price on all trading days occurring during the 60 days immediately prior to such date is $25.00.

A “qualifying termination” means a termination of Mr. Brown’s employment (a) due to his death or disability, (b) by the Company without cause, (c) by Mr. Brown for good reason (constructive termination), (d) due to his voluntary termination after June 30, 2016 upon at least six months’ prior notice given after June 30, 2016, or (e) with the approval of the Board.

Tables showing potential post termination payments. The following tables show the estimated value of the compensation and benefits that would become payable as a result of the different termination events described above for each of the NEOs. The values have been estimated as if the termination event occurred on December 31, 2014 and assumes the closing fair market value of the Company’s shares which was $9.54.

Following are notes to explain some of the values shown in the tables.

(1)	Under change in control, compensation and benefit values reflect the provisions as described under the KEEP Plan for Messrs. Chaplin, Fallon and Wertheim. Messrs. Brown and McKiernan are not KEEP participants and their compensation values reflect the terms of their respective stock awards. In addition, the values for time-based stock options, performance-based restricted stock and, with the exception of Mr. Brown, time-based restricted stock, reflect the amount the NEO would have been entitled to receive in respect of such equity awards had a change in control occurred on December 31, 2014, whether or not the executive experienced a termination of employment on December 31, 2014.

(2)	Messrs. Chaplin, Fallon and Wertheim are retirement-eligible under the Company’s Retirement Program as of December 31, 2014 and the amounts shown reflect the benefits as described under Retirement.

(3)	Under involuntary (not for cause) termination, any cash severance and cash bonus will be paid at the discretion of the Board.

(4)	Death or total disability amounts reflect the compensation and benefit treatments as described under “Death or total disability” above.

Joseph W. Brown

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	14,310,000	0	14,310,000	14,310,000
Time-based Stock Options	0	0	0	0
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	(5)
Total	14,310,000	0	14,310,000	14,310,000(5)

(5)	In 2013, the Company purchased a $25 million term life insurance policy for Mr. Brown. The Company agreed to pay the annual premiums for the policy so long as Mr. Brown is an employee of the Company. The annual premium will be treated as imputed income of Mr. Brown without any gross up.

C. Edward Chaplin

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	3,930,000	0	0	0
Cash Bonus	1,215,000	1,215,000	0	0
Time-based Restricted Stock	3,816,000	954,000	2,862,000	3,816,000
Time-based Stock Options	898,000	898,000	0	898,000
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	300,000	0	0	0
Healthcare Benefits	78,325	0	0	0
Total	10,237,325	3,067,000	2,862,000	4,714,000

William C. Fallon

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	4,537,500	0	0	0
Cash Bonus	1,518,750	1,518,750	0	0
Time-based Restricted Stock	3,816,000	954,000	2,862,000	3,816,000
Time-based Stock Options	898,000	898,000	0	898,000
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	300,000	0	0	0
Healthcare Benefits	74,653	0	0	0
Total	11,144,903	3,370,750	2,862,000	4,714,000

Ram D. Wertheim

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	2,620,000	0	0	0
Cash Bonus	810,000	810,000	0	0
Time-based Restricted Stock	1,908,000	0	1,908,000	1,908,000
Time-based Stock Options	898,000	898,000	0	898,000
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	300,000	0	0	0
Healthcare Benefits	68,372	0	0	0
Total	6,604,372	1,708,000	1,908,000	2,806,000

Anthony McKiernan

Payment or benefit upon termination	Termination following a change in control ($) (1)	Retirement ($) (2)	Involuntary termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Time-based Restricted Stock	3,160,144	0	1,908,000	3,160,144
Time-based Stock Options	673,500	0	0	673,500
Performance-based Restricted Stock	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	0
Total	3,833,644	0	1,908,000	3,833,644

Compensation plan risk assessment

Our Compensation Committee also assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

In its assessment, the Compensation Committee considered whether the performance measures used to measure and determine Company performance as well as the attributes of the Company’s compensation policies and practices mitigate incentives to take undue risks while providing adequate incentives to build long-term shareholder value.

The performance measures considered by the Compensation Committee in its risk assessment include the following:

•	the use of APTI to measure consolidated financial performance for 2014, which reflects both loss development and expenses;

•	the adoption for 2015 and thereafter of Operating Income as a new performance metric and the change to the formula for determining Adjusted Book Value (“ABV”);

•

while Operating Income and ABV do not reflect the financial performance of MBIA Corp., since the Company does not expect the financial performance of MBIA Corp. to have a material effect on shareholder value, the Company’s Consolidated Performance Scorecard does reflect an overall performance score for MBIA Corp., which is designed to ensure that appropriate incentives exist for the effective management of MBIA Corp. for the benefit of its policyholders and creditors and which includes both quantitative measures based on MBIA Corp.’s statutory capital, APTI and liquidity as well as measures related to the effectiveness of remediation activities related to MBIA Corp.’s insured portfolio;

•

each of MBIA Inc., National, MBIA Corp. and MBIA UK, has a separate performance scorecard and score that measures relevant performance metrics for such entity, each of which is reflected in the Company’s Consolidated Performance Scorecard;

•

the effectiveness of remediation activities is measured based on two components, the subjective assessment of the quality of remediation efforts and a comparison of actual incurred losses in the performance year with the expected losses used in the operating plan for the year;

•	the management of capital and liquidity to ensure that the Company has sufficient resources to pay all of its expected obligations and claims; and

•	the recruitment and retention of critical and talented employees.

The attributes of the Company’s compensation policies and practices considered by the Compensation Committee in its risk assessment include the following:

•	individual and corporate performance are measured using multiple and balanced performance metrics;

•	the Company’s performance objectives balance both quantitative and qualitative performance objectives thereby reducing the incentive to take undue risks to meet specific metric goals;

•	senior management compensation includes annual deferred long-term equity grants that align executive and shareholder interests over longer time periods;

•	compensation is based on a sliding scale with no minimum and reasonable maximum payouts;

•	bonuses are generally not guaranteed, except in unique circumstances;

•	the Company’s compensation policies and practices do not provide for inappropriate severance;

•	the Compensation Committee compares the Company’s senior management compensation to that at other companies with relevant business and senior management compensation profiles;

•	there is an appropriate mix of base pay and incentive compensation consistent with employee responsibilities;

•	the Company has stock ownership and holding guidelines for its senior executives;

•	there is a formal clawback/recoupment policy applicable to both cash and equity compensation of senior executives;

•	there are no specific elements of compensation that encourage excessive risk taking or that create unacceptable risks; and

•

the Committee and the Board oversee and monitor performance goals, Company performance, award payouts, business goals, risk tolerances and documentation of all plans and processes to ensure that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

Principal accountant fees and services

The Company paid PwC a total of $4,776,000 and $6,322,000 respectively, for professional services rendered for the years ended December 31, 2014 and 2013, broken down as follows (in thousands):

	2014	2013
Audit	$4,422	$5,705
Audit Related	$157	$348
Tax	$55	$172
All Other	$142	$97
Total	$4,776	$6,322

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, consultations concerning financial accounting and reporting standards and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed for the loss reserve certification and assistance with regulatory filings and examinations.

Tax fees were for professional services rendered in connection with tax compliance matters and various income tax consulting matters, including advice on tax implications of potential restructuring transactions in the UK and assistance in responding to inquiries from regulators.

All Other fees for 2014 were related to assistance with a Solvency II project and assistance in exploring strategic options for an international branch. All other fees for 2013 were for services related to compliance with new information reporting rules and assistance in exploring strategic options in the UK.

One hundred percent of all the above fees for the year ended December 31, 2014 and 2013 were approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design or implementation for 2014 or 2013.

Pursuant to its charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Audit Committee has delegated to the Chair the authority to grant pre-approvals, when less than $50,000, if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Audit Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

Security ownership of certain beneficial owners

The table below contains certain information about the only beneficial owners known to the Company as of March 12, 2015 of more than 5% of the outstanding shares of the Company’s common stock.

Name and address of beneficial owner	Shares of common stock beneficially owned	Percent (%) of class (5)
Bank of America Corporation (1) 100 North Tryon Street Charlotte, North Carolina 28255	10,484,094	5.38%
Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, Texas, 78746	14,440,957	7.80%
The London Company (3) 1801 Bayberry Court, Suite 301 Richmond, Virginia 23226	12,590,202	6.80%
Warburg Pincus Private Equity X, L.P. Warburg Pincus X, L.P. (4) 450 Lexington Avenue New York, NY 10017	47,533,294	25.42%
1	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by Bank of America Corporation (“Bank of America”), on behalf of itself and its wholly owned subsidiaries, Bank of America, N.A., Blue Ridge Investments, L.L,C. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, with the SEC on February 13, 2015. Such filing indicates that Bank of America has shared voting power with respect to 10,482,779 of such shares and shared dispositive power with respect to all of such shares. On May 6, 2013, MBIA Inc. issued Blue Ridge Investments, L.L.C., a subsidiary of Bank of America, a warrant to purchase 9,942,458 million shares of MBIA Inc. common stock.

2	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 5, 2015. Such filing indicates that Dimensional has sole voting power with respect to 14,220,558 of such shares and sole dispositive power with respect to all of such shares.

3	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by The London Company with the SEC on February 13, 2015. Such filing indicates that The London Company has sole voting and dispositive power with respect to 11,612,804 of such shares and shared dispositive power with respect to 977,398 of such shares.

4	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13D/A filed on behalf of Warburg Pincus Private Equity X, L.P., a Delaware limited partnership and its affiliated partnership (“WP X”), Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”) and the general partner of WP X , Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”) and the general partner of WP X LP, WPP GP LLC, , a Delaware limited liability company (“WPP GP”) and the general partner of WP X GP, Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), and the managing member of WPP GP, Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”) and the general partner of WP Partners, Warburg Pincus & Co., a New York general partnership (“WP”) and the managing member of WPP GP LLC, Warburg Pincus LLC, a New York limited liability company (“WP LLC”), that manages WP X, and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Managing Member and Co-Chief Executive Officer of WP LLC (each of the foregoing, a “Warburg Pincus Reporting Person” and collectively, the “Warburg Pincus Reporting Persons”). Messrs. Kaye and Landy may be deemed to control WP X, WP X LP, WP X GP, WPP GP, WP Partners, WPP GP LLC, WP and WP LLC (Messrs. Kaye and Landy, together with WP X, WP X LP, WP X GP, WPP GP, WP Partners, WPP GP LLC, WP and WP LLC, the “Warburg Pincus Entities”) with the SEC on February 9, 2015. Such filing indicates the Warburg Pincus Entities jointly have shared voting power and shared dispositive power with respect to such shares (including warrants exercisable to purchase 1,910,417 shares). Messrs. Kaye and Landy disclaim beneficial ownership of all shares of common stock held by the Warburg Pincus Entities.

5	Based on 185,063,612 shares outstanding as of March 12, 2015. For purposes of calculating the percentage of outstanding shares beneficially owned by Bank of America and the Warburg Pincus Entities, the number of shares outstanding with respect to Bank of America and the Warburg Pincus Entities was deemed to be the sum of the total shares outstanding as of March 12, 2015 and the total number of shares subject to warrants held by Blue Ridge Investments, L.L.C. and the Warburg Pincus Entities, respectively.

Security ownership of Directors and Executive Officers

The following table sets forth, as of March 12, 2015, the beneficial ownership of shares of common stock of each Director, each NEO, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of common stock beneficially owned	Shares acquirable upon exercise of options (5)	Total shares beneficially owned	Percent (%) of class (6)
Directors
Joseph W. Brown (1)	3,690,768	0	3,690,768	1.99%
Maryann Bruce (2)	24,858	0	24,858	*
Sean D. Carney (2)(3)(4)	47,561,434	0	47,561,434	25.44%
David A. Coulter (2)	198,310	0	198,310	*
Steven J. Gilbert (2)	45,436	0	45,436	*
Daniel P. Kearney (2)	226,073	0	226,073	*
Charles R. Rinehart (2)	85,955	0	85,955	*
Theodore Shasta (2)	65,180	0	65,180	*
Richard C. Vaughan (2)	67,036	0	67,036	*
Named Executive Officers (excluding Mr. Brown) (1)
C. Edward Chaplin	856,719	637,500	1,494,219	*
William C. Fallon	869,079	660,000	1,529,079	*
Ram D. Wertheim	476,268	450,000	926,268	*
Anthony McKiernan	555,209	200,000	755,209	*
All Directors and Executive Officers as a group (13 persons)	54,722,325	1,947,500	56,669,825	30.31%
*	Less than one percent.

1	Includes shares held by the Executive Officers under the Company’s exempt 401(k) plan and non-qualified defined contribution retirement plan and restricted shares awarded to certain Executive Officers.

2	This number includes (i) common stock equivalent deferral units held under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-employee Directors and the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan, and/or (ii) restricted stock awarded under the Omnibus Plan. See the discussion of these plans under “Independent Directors’ compensation.”

3	Includes 47,533,294 shares owned by the Warburg Pincus Entities, including warrants exercisable to purchase 1,910,417 shares.

4	Sean D. Carney is a Partner of WP and a Managing Director of WP LLC. 47,533,294 of the shares indicated as owned by Mr. Carney are included because of his affiliation with the Warburg Pincus Entities. Mr. Carney disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities.

5	This column indicates the number of shares that were exercisable as of March 12, 2015 or become exercisable within 60 days after March 12, 2015 under the Company’s stock option program.

6	Based on 185,063,612 shares outstanding as of March 12, 2015. For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of March 12, 2015 and the total number of shares subject to options or warrants held by such person or group that were exercisable as of March 12, 2015 or become exercisable within 60 days after March 12, 2015. Excluding the shares held by Mr. Carney due to his affiliation with the Warburg Pincus Entities, the percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 4.89%. Each Director and Executive Officer individually owns less than 1% of the shares of common stock outstanding, except for Mr. Brown who owns 1.99% and Mr. Carney, who owns 25.44%, which ownership is disclaimed with respect to all such shares except for 28,140 shares held by Mr. Carney, as described in Note 4 above.

Section 16(a) beneficial ownership reporting compliance

Ownership of, and transactions in, the Company’s common stock by Executive Officers and Directors of the Company are required to be reported to the SEC in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis during 2014.

Certain relationships and related transactions

To the best of the Company’s knowledge, other than election to office, no person who has been a Director or Executive Officer of the Company at any time since the beginning of 2014, no nominees to the Board of Directors nor any associate of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the 2015 Annual Meeting of Shareholders.

Transactions with “related persons” (as defined in Item 404(a) of Regulation S-K) are monitored by management, the Audit Committee and the Board of Directors, and all Directors and Executive Officers of the Company complete a questionnaire at the beginning of each year, in which they are asked to disclose family relationships and relationships with other related persons. Before approving a transaction with a related person, the Board of Directors would take into account all relevant factors that it deems appropriate, including fairness to the Company and the extent of the related person’s interest in the transaction. The policies and procedures surrounding the review, approval or ratification of transactions with related persons are not in writing given that the Company does not typically enter into such transactions. Nevertheless, such review, approval and ratification of transactions with related persons would be documented in the minutes of the meetings of the Board of Directors. There were no transactions with related persons since the beginning of the 2014 fiscal year where the policies and procedures described above did not require review, approval or ratification of the transaction or where such policies and procedures were not followed.

Investment agreement. On December 10, 2007, the Company entered into an Investment Agreement (as amended and restated on February 6, 2008, the “Investment Agreement”) with Warburg Pincus Private Equity X, L.P. (“WP X”) pursuant to which WP X committed to invest in MBIA through a direct purchase of MBIA common stock and a backstop for an equity offering. Subject to the share ownership requirements described in the Investment Agreement, the Company is required to recommend to its shareholders the election of up to two Directors nominated by WP X at the Company’s annual meeting, and WP X’s nominees are required to be the Company’s and the Company’s Compensation and Governance Committee’s nominees to serve on the Board. In addition, the Company is required to use all reasonable best efforts to have WP X’s nominees elected as Directors of the Company and the Company is required to solicit proxies for them to the same extent as it does for any of its other nominees to the Board. Subject to the share ownership requirement described in the Investment Agreement, WP X has the right to proportionate representation on each committee of the Board (and the board of directors of any of the Company’s subsidiaries), with at least one representative on each such committee, as permitted by applicable laws and NYSE regulations. See “Proposals for shareholder approval recommended by the Board – Proposal 1: Election of Directors.”

Warrants. Under the Investment Agreement, WP X has certain gross-up rights that are triggered in connection with the offering by the Company of any equity securities. As a settlement of any such gross-up rights WP X may have had under the Investment Agreement due to the issuance of a warrant to Blue Ridge Investments, L.L.C., on August 5, 2013, MBIA Inc. issued WP X a warrant to purchase 1,910,417 shares of MBIA Inc. common stock at an exercise price of $9.59 per share in exchange for delivering to the Company 536,375 shares of MBIA Inc. common stock having a value of $7,262,518 based on the closing price of the Company’s stock as of the close of business on July 23, 2013. Mr. Carney is affiliated with the Warburg Pincus Entities as described under “Security ownership of Directors and Executive Officers.”

Proposals for shareholder approval recommended by the Board

Proposal 1: Election of Directors

All of MBIA’s Directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect eight Directors at the 2015 Annual Meeting to serve a term expiring at the 2016 Annual Meeting.

Following is information about each nominee, including biographical data for at least the last five years, and the reasons why each has been nominated for election to the Board. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of Directors.

Joseph W. Brown

Biographical data:

Mr. Brown is the Chief Executive Officer of the Company. He rejoined the Company in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 7, 2009. He became Executive Chairman on May 6, 2004 and retired from that position on May 3, 2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined the Company as Chief Executive Officer in January 1999, having been a Director since 1986 and became Chairman in May 1999. Prior to joining the Company, Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Company as President and Chief Executive Officer. Age 66.

Reasons for Mr. Brown’s nomination:

Mr. Brown has been nominated to serve as a Director of the Company due to his extensive experience with the Company in the roles as Chairman, CEO and as a Director dating back to 1986, his expertise in the insurance and financial guarantee industries and his long history of board service and leadership in several industry-leading companies.

Maryann Bruce

Biographical data:

Ms. Bruce was elected to the Board of Directors in June 2012. Since October 2007, Ms. Bruce has been President of Turnberry Advisory Group, a private financial services company, where she advises clients on strategic business issues. From December 2008 to July 2010, she was President of Aquila Distributors, Inc., a subsidiary of Aquila Investment Management LLC, a boutique asset manager. She consulted for Aquila beginning in February 2008, later becoming Senior Vice President and an Officer of each of the equity and bond funds in the Aquila Group of Funds throughout 2009. Prior to that, from September 1999 to June 2007, she was President of Evergreen Investments Services, Inc., an investment management business and subsidiary of Wachovia. She is a Director of Atlanta Life Financial Group and Herndon Capital Management, a Founder and Director of the Carolina’s Chapter of the National Association of Corporate Directors, a Foundation Board Member of The Committee of 200, and an Advisory Board Member of Duke University Libraries. Within the past five years, Ms. Bruce also served as a Director of Allianz Funds and the Bank Insurance & Securities Association. Age 54.

Reasons for Ms. Bruce’s nomination:

Ms. Bruce has been nominated to serve as a Director of the Company due to her 30 years of executive leadership and board-level experience in the financial services industry, as well as her experience in governance, strategy, asset management and risk management.

Sean D. Carney

Biographical data:

Mr. Carney was elected to the Board of Directors in December 2013. Mr. Carney has been a Member and Managing Director of Warburg Pincus LLC and a General Partner of Warburg Pincus & Co. since January 2001 and has been employed with Warburg Pincus since 1996. He focuses on investments in the financial services sector and has also worked on the firm’s healthcare team. Prior to joining Warburg Pincus, Mr. Carney was a consultant at McKinsey & Company, Inc., a management consulting company. He is also Chairman and a Director of Tornier N.V., and is a member of the Board of Directors of several other privately held companies. Within the past five years, he also served as a Director of Arch Capital Group Ltd. Age 46.

Reasons for Mr. Carney’s nomination:

Mr. Carney has been nominated to serve as a Director of the Company pursuant to the terms of the Investment Agreement, as described under “Certain relationships and related transactions” above, and due to his experience in the financial services sector and his board directorship with several industry-leading companies.

David A. Coulter

Biographical data:

Mr. Coulter was elected to the Board of Directors in January 2008. Mr. Coulter is a Special Limited Partner of Warburg Pincus. During the past 10 years, he has served in roles at the firm including Vice Chairman and as a Managing Director and Senior Advisor, focused on the firm’s financial services investment activities. From 2000 through 2005, Mr. Coulter held a series of senior positions at JPMorgan Chase and was a member of the Office of the Chairman. He also held senior executive positions at The Beacon Group and served as Chairman and CEO of BankAmerica Corporation. He is also a Director of Aeolus Re Ltd., Triton Container International Limited and Santander Asset Management. Within the past five years, Mr. Coulter also served as a Director of Sterling Financial Corp., Strayer Education Inc. and The Irvine Company. Age 67.

Reasons for Mr. Coulter’s nomination:

Mr. Coulter has been nominated to serve as a Director of the Company pursuant to the terms of the Investment Agreement, as described under “Certain relationships and related transactions” above, and due to his extensive experience in financial services businesses and his board service and leadership in several industry-leading companies.

Steven J. Gilbert

Biographical data:

Mr. Gilbert was elected to the Board of Directors in May 2011. He is currently Chairman of the Board of Gilbert Global Equity Partners, L.P., a private equity fund, Vice Chairman of the Executive Board of MidOcean Capital Partners, L.P., a private equity firm, and Chairman of the Board of CPM, Inc., a global provider of process machinery for the feed industry, and has served in these capacities since 1998, 2005 and 2000, respectively. He was previously Chairman and Senior Managing Director of SUN Group (USA), an investment firm, from 2007 to 2009. Previously, Mr. Gilbert was Managing General Partner of Soros Capital, L. P., Commonwealth Capital Partners, L.P., and Chemical Venture Partners. He also held investment banking positions with Morgan Stanley & Co., Wertheim & Co., Inc. and E.F. Hutton International. Mr. Gilbert was admitted to the Massachusetts Bar in 1970 and practiced law at Goodwin Procter & Hoar in Boston, Massachusetts. Mr. Gilbert is a Director of TRI Point Homes, Inc., Empire State Realty Trust, Inc., and Fairholme Funds, Inc. He is also a member of the Writer’s Guild of America (East) and the Council on Foreign Relations, and a Director of the Lauder Institute at the University of Pennsylvania. Within the past five years, Mr. Gilbert served as a Director of several privately held companies. Mr. Gilbert has also served on the boards of more than 25 companies over the span of his career. Age 67.

Reasons for Mr. Gilbert’s nomination:

Mr. Gilbert has been nominated to serve as a Director of the Company due to his extensive experience in leadership positions in the financial services industry and long history of board service, including both with insurance companies and a diverse group of other companies, as well as his expertise accrued during his career in finance, private equity investing, investment banking and law.

Charles R. Rinehart

Biographical data:

Charles R. Rinehart was elected to the Board of Directors of MBIA in December 2008. From September 2008 to December 2008, Mr. Rinehart served as Chief Executive Officer and as a Director of Downey Financial Corp. and Downey Savings and Loan Association, F.A. Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America, in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services from 1983 to 1989 and before that served in various positions of increasing responsibility at Fireman’s Fund Insurance Company. Within the past five years, he also served as a Director of PMI Group Inc. and Verifone Holdings, Inc. Age 68.

Reasons for Mr. Rinehart’s nomination:

Mr. Rinehart has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his prior and current leadership roles in several industry-leading companies and his general knowledge and experience in financial matters.

Theodore Shasta

Biographical data:

Mr. Shasta was elected to the Board of Directors in August 2009. Mr. Shasta is a former Senior Vice President and Partner of Wellington Management Company, a global investment advisor. At Wellington Management Company, Mr. Shasta specialized in the financial analysis of publicly traded insurance companies, including both property-casualty and financial guarantee insurers. Mr. Shasta joined Wellington Management Company in March 1996 as a global industry analyst responsible for the insurance industry. In January 2008, Mr. Shasta became a portfolio advisor responsible for senior-level relationship management for existing institutional clients and consultants as well as development of new business, a position that he held until June 2009. In addition, effective January 1999, Mr. Shasta was elected Partner and was promoted to Senior Vice President, and served in such positions until he withdrew from the partnership in June 2009. He also served on Wellington Management’s Audit Committee from January 2004 to June 2009 and was Chair of that Committee from January 2008 until June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company where he was an industry analyst responsible for the automotive, freight transportation and insurance industries. Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. Mr. Shasta earned his Chartered Financial Analyst designation in 1986. Mr. Shasta is a member of the Board of Directors of ACE Limited and serves as a member of its Audit Committee. Mr. Shasta is also a Trustee of The Worcester County Horticultural Society, a nonprofit organization. Age 63.

Reasons for Mr. Shasta’s nomination:

Mr. Shasta has been nominated to serve as a Director of the Company due to his 25 years of experience as a financial analyst covering the insurance industry and the Company since it became a publicly traded entity, coupled with his in-depth understanding of economics, accounting and regulatory oversight of the financial guarantee industry and knowledge of the Company’s current operating environment.

Richard C. Vaughan

Biographical data:

Mr. Vaughan was elected to the Board of Directors in August 2007. He served as Executive Vice President and Chief Financial Officer of Lincoln Financial Group from 1995 until his retirement in May 2005. He joined Lincoln in July 1990 as Senior Vice President and Chief Financial Officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed Chief Financial Officer for the corporation. He was promoted to Executive Vice President in January 1995. He was previously employed with EQUICOR from September 1988 to July 1990, where he served as a Vice President in charge of public offerings and insurance accounting. Prior to that, Mr. Vaughan was a Partner at KPMG Peat Marwick in St. Louis, from July 1980 to September 1988. Mr. Vaughan is a member of the Board of Directors and Chair of the Audit Committee of AXA Financial. Within the past five years, Mr. Vaughan was also a Director of DaVita Inc. Age 65.

Reasons for Mr. Vaughan’s nomination:

Mr. Vaughan has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his board service and his general knowledge and experience in financial matters, including as a Chief Financial Officer.

The Board has elected Mr. Kearney as Chairman to serve until the 2015 Annual Meeting on May 6, 2015. In such capacity, he presides at non-management Director meetings. Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group before May 6, 2015 may do so by contacting Mr. Kearney by regular mail sent to 1550 North State Parkway, #1002, Chicago, IL 60610.

Prior to the Board nominating Directors to serve for the one-year term expiring at the 2016 Annual Meeting, Mr. Kearney notified the Board that his service as a Director and as Chairman would conclude effective at the 2015 Annual Meeting on May 6, 2015. Mr. Kearney has served as a Director of the Company since 1992 and has served as Chairman since May 2009, after having served as Lead Director from May 2008 to May 2009. The Compensation Committee intends to recommend to the Board that Mr. Charles R. Rinehart be elected as Chairman effective as of May 6, 2015 subject to his election to the Board by the shareholders of the Company at the 2015 Annual Meeting.

As Chairman, Mr. Rinehart will preside at non-management Director meetings on or after May 6, 2015. Shareholders or interested parties wishing to communicate with our Chairman or the non-management Directors as a group on or after May 6, 2015 may do so by submitting a communication in a confidential envelope addressed to the Chairman or the non-management Directors, in care of the Company’s Corporate Secretary, 1 Manhattanville Road, Suite 301, Purchase, New York 10577.

The Board is continuing to search for one additional Director to fill the seat vacated by Mr. Kearney. If a suitable candidate is found after the mailing of this proxy, the Board plans to elect him or her to the Board in accordance with its power under the Company’s By-Laws to fill interim vacancies on the Board.

Messrs. Carney and Coulter were nominated pursuant to the terms of the Investment Agreement, as defined under “Certain relationships and related transactions” above. The Board recommends approval of Messrs. Carney and Coulter even without the requirements set forth in the Investment Agreement.

Director independence. The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Board’s Corporate Governance Practices that each Director named below is an Independent Director and that none of the Directors named below has any material relationships with the Company. Such Independent Directors are: Maryann Bruce, Sean D. Carney, David A. Coulter, Steven J. Gilbert, Daniel P. Kearney, Charles R. Rinehart, Theodore Shasta and Richard C. Vaughan. In addition, each of the Directors named in the foregoing sentence qualifies as an “independent director” under the NYSE Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Board’s Corporate Governance Practices.

In addition to the Board-level standards for Director independence, each member of the Audit Committee meets the enhanced independence requirements of the SEC and the NYSE for members of the Audit Committee, and each member of the Compensation Committee meets the enhanced independence requirements of the SEC and the NYSE for members of the Compensation and Governance Committee.

The Corporate Governance Practices include the following independence standards designed to assist the Board in assessing Director independence, and can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab. The terms “MBIA” and “the corporation” in the following standards refer to MBIA Inc.

“The Board shall consist of a significant majority of independent directors. A director will not be considered “Independent” if such director

•	is a member of management or an employee or has been a member of management or an employee within the last five years;

•	has a close family or similar relationship with a member of key management;

•	is a lawyer, advisor or consultant to the corporation or its subsidiaries or has a personal service contract with the corporation or any of its subsidiaries;

•

has any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is currently or has been within the last five years an employee of the corporation’s independent auditor;

•	is currently or has been within the last five years an employee of any company whose compensation committee includes an officer of MBIA; and

•

is an immediate family member (i.e., spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law or anyone (other than a domestic employee) who shares a person’s home) of a person described in either of the two previous categories.

Because the corporation is a major financial institution, outside directors or the companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment shall be evaluated, and external criteria for independence, such as those promulgated by the SEC and the NYSE shall be considered, including the enhanced independence requirements of the SEC and the NYSE for members of the Audit Committee and members of the Compensation and Governance Committee.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly, as required by law, its compliance with the requirement that a majority of its Board is comprised of independent directors.

The Board will make independence determinations on an annual basis prior to approving the director nominees for inclusion in the corporation’s proxy statement and, if an individual is to be elected to the Board other than at an annual meeting, prior to such election. Each director and nominee for director shall provide the corporation with full information regarding his or her business and other affiliations for purposes of evaluating the director’s independence.”

The Board of Directors recommends unanimously that you vote FOR this proposal to elect eight incumbent Directors.

Vote necessary to elect eight incumbent Directors. Directors are elected by a plurality of the votes cast under applicable law.

Pursuant to the Company’s By-Laws, an incumbent Director who fails to receive a majority of votes cast “for” his or her election in an uncontested election will be required to tender his or her resignation no later than five business days from the date of the certification of the election results and, no later than 90 days from such certification, the Board will accept such resignation absent compelling reasons.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome of the election or the resignation requirement.

Proposal 2: Approval of adoption of the MBIA Inc. Annual Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code

Introduction.

At the 2010 annual meeting of shareholders of the Company, the shareholders approved the MBIA Inc. Annual Incentive Plan (the “2011 Annual Plan”), an amended version of the 2006 MBIA Inc. Annual Incentive Plan, to allow for the payment of performance-based compensation to certain executive officers of the Company that would be exempt from the deduction limitation contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The 2011 Annual Plan established certain performance criteria (the “Performance Criteria”) for the payment of performance-based compensation.

In order to continue its policy of providing the Company’s key employees the opportunity to earn competitive levels of incentive compensation based primarily on the performance of the Company, the Board of Directors approved the MBIA Inc. Annual Incentive Plan (effective as of January 1, 2016) (the “2016 Annual Plan”), subject to the approval of the Company’s shareholders. The 2016 Annual Plan supersedes the 2011 Annual Plan. The 2016 Annual Plan has been designed to enable the Company to pay performance-based compensation that would be exempt from the limitations contained in such Section 162(m). The Company is seeking shareholder approval of the 2016 Annual Plan, effective January 1, 2016.

Description of the annual plan.

The principal features of the 2016 Annual Plan are summarized below. The description below is subject to the terms of the 2016 Annual Plan, which is contained in its entirety as Exhibit A hereto.

Eligibility.

The 2016 Annual Plan authorizes the Compensation Committee to award incentive compensation to officers and other key employees of the Company and its subsidiaries, including all of the Company’s executive officers. The number of eligible participants in the Annual Plan will vary from year to year at the discretion of the Compensation Committee.

Incentive compensation.

The Annual Plan authorizes the payment of annual bonuses based upon the attainment of performance targets related to corporate, divisional, unit or individual objectives established by the Compensation Committee.

Performance criteria.

The Compensation Committee will establish the performance objectives that must be attained in order for the Company to pay bonuses under the 2016 Annual Plan and the objective formula or standard for computing the amount of the bonus award payable to the participant if the performance objectives(s) are attained. The Company believes that various factors influence its overall performance and that different key employees have a direct impact on different aspects of its business. Further, the Company believes that, to be effective, any incentive plan must provide the Compensation Committee latitude to make awards that reward performance measured against a wide array of performance objectives.

Accordingly, unless the Compensation Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), the performance objectives for awards made under the 2016 Annual Plan will be based upon one or more of the following criteria: (i) revenue growth including, without limitation, premiums written, net investment and fee income, (ii) earnings before interest, taxes, depreciation and amortization, (iii) operating income, (iv) pre- or after-tax income, (v) adjusted pre-tax income, (vi) cash flow, (vii) net earnings, (viii) return on equity, (ix) return on invested capital or risk adjusted return on allocated capital, (x) return on assets, (xi) economic value added (or an equivalent metric), (xii) improvement in or attainment of expense levels, (xiii) improvement in or attainment of working capital levels, (xiv) book value or adjusted book value per share, (xv) adjusted gross premium and adjusted direct premium, (xvi) net present value or projected net income after cost of capital, (xvii) effective enterprise risk management including, without limitation, credit risk, liquidity risk, operational risk, reputational risk and compliance, (xviii) the review, monitoring and remediations where necessary of insured credits, (xix) the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries, (xx) effective management of capital structure and liquidity, (xxi) the maintenance of and improvement in the financial strength and credit ratings of the Company and its subsidiaries, (xxii) the evaluation, development and implementation of new business strategic opportunities, and (xxiii) recruitment and retention of a talented work force and development of a desirable working environment. Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Financial measures may be calculated in absolute or relative terms, and may be based on dollar values or per-share values.

Form of payment.

The Compensation Committee will determine whether a bonus under the 2016 Annual Plan is payable in cash, in shares of Common Stock or in any combination thereof.

Any shares awarded under the 2016 Annual Plan will be issued under the terms of the MBIA Inc. 2005 Omnibus Incentive Plan.

Payment of awards.

If any of the performance criteria established by the Compensation Committee with respect to a particular award is satisfied for the relevant performance period, the Compensation Committee may authorize payment to the participant of an annual bonus in an amount determined by application of the objective formula or standard for computing the amount of the bonus award approved by the Compensation Committee in accordance with “Performance Criteria” above, but in no event in an amount that exceeds $4,000,000. The Compensation Committee has the discretion to pay a bonus amount which is less than the maximum payable under the 2016 Annual Plan. A participant who is not an employee of the Company or one of its subsidiaries on the last day of the performance period for which the award is payable may receive a pro-rated bonus payment, based on the full period of performance, unless the Compensation Committee determines that the participant will not receive any bonus payment.

Administration.

The Compensation Committee will at all times be comprised of at least two directors each of whom is an “outside director” for purposes of Section 162(m). The Compensation Committee will administer and interpret the 2016 Annual Plan. With respect to any award to an executive officer intended to qualify for the performance-based compensation exception to Section 162(m), the 2016 Annual Plan will be interpreted in a manner which is consistent with the requirements of Section 162(m).

Subject to the express provisions of the 2016 Annual Plan, the Compensation Committee will have the authority to select the officers and employees eligible to participate in the 2016 Annual Plan, to establish the performance objectives for each performance period, and to reduce the amount that may be paid to any participant from the maximum amount otherwise payable pursuant to the 2016 Annual Plan. Prior to making any payment with respect to any performance-based compensation under the 2016 Annual Plan, the Compensation Committee will be required to certify (i) that the performance objectives have been attained and (ii) the amount payable to such executive officer.

Amendment and termination.

The Board or the Compensation Committee may at any time amend, terminate or suspend the 2016 Annual Plan, without shareholder approval, except if shareholder approval is required for payments that are made under the 2016 Annual Plan to qualify for treatment as performance-based compensation under Section 162(m). The 2016 Annual Plan will not be effective with respect to calendar years ending after December 31, 2020, unless otherwise extended by action of the Board.

Federal income tax consequences.

Payments made under the 2016 Annual Plan will be taxable to the recipients thereof when paid and the Company or the subsidiary of the Company which employs or employed the recipient will generally be entitled to a Federal income tax deduction in the calendar year for which the amount is paid.

Award table.

The size of future bonus compensation under the 2016 Annual Incentive Plan cannot be precisely determined at this time. The following table illustrates the annual bonus payments that were made with respect to the 2014 and 2013 performance years under the 2011 Annual Incentive Plan.

Annual bonus payments made in February 2014 and 2013 under the MBIA Inc. Annual Incentive Plan

Name and position	Annual bonus for 2014	Annual bonus for 2013
Joseph W. Brown	$1,395,000	$4,000,000
C. Edward Chaplin	$712,500	$2,430,000
William C. Fallon	$712,500	$3,037,500
Ram D. Wertheim	$475,000	$1,620,000
Anthony McKiernan	$475,000	$1,890,000
Executive Group	$3,770,000	$12,977,500
Non-Executive Director Group	N/A	N/A
Non-Executive Officer Employee Group	N/A	N/A

Vote necessary to approve the Annual Incentive Plan

The approval of the 2016 Annual Incentive Plan requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

The Board of Directors has adopted and recommends unanimously that you vote FOR approval of the 2016 Annual Incentive Plan.

Proposal 3: Approval of compensation paid to NEOs

As required by the rules of the SEC, you are being asked to vote to support or not support the compensation paid or awarded to the NEOs as described pursuant to the compensation disclosure rules of the SEC, including under the CD&A and the “Executive compensation tables” sections of this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed under the CD&A and “Executive compensation tables” sections of this proxy statement.

The Executive compensation tables included herein and the CD&A reflect and discuss the Cash Award and the Restricted Stock Award made to Mr.Brown in March 2014 as described in Section 6 of the CD&A. While pursuant to SEC guidelines, the Cash Award and the Restricted Stock Award were not reflected in the Executive compensation tables included in the Proxy Statement for our annual meeting that occurred in May 2014, since the awards were made in March 2014 and described in the 2014 CD&A, they were nevertheless subject to the shareholder vote on our NEOs’ compensation at the 2014 Annual Meeting of Shareholders. At such meeting, 71.64% of the shares were voted in support of the 2013 NEO compensation and the Cash Award and Restricted Stock Award made to Mr. Brown, and 24.27% were voted against, with 4.07% abstaining.

In order to give shareholders a more comprehensive and transparent disclosure and understanding of our compensation actions, Section 7 of the CD&A provides additional disclosure and information about 2014 compensation for the NEOs, including a historical five-year comparison of the amount of compensation reported at the time of grant versus what has actually been realized with and without the value of outstanding cash and equity grants. We believe the SEC rules for disclosing executive compensation have been very positive and have brought consistent and transparent disclosures that enable investors to understand how boards decide on appropriate compensation levels. We have voluntarily included in the CD&A additional views of compensation that can assist investors in understanding the compensation paid to executives. We urge you to review the CD&A in its entirety to assist you in understanding our compensation actions as described therein.

For the reasons set forth in the CD&A, you are being asked to vote to support or not support the adoption of the following resolution:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and ‘Executive compensation tables’ sections of this proxy statement.”

The Board of Directors and the Company recommend that the shareholders vote FOR Proposal 3 to express their support for the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and “Executive compensation tables” sections of this proxy statement.

Vote necessary to support NEO compensation. The shareholder vote on Proposal 3 is advisory in nature and therefore will not be binding on the Board. However, the Compensation Committee will take into account the results of the vote and discussions with individual large shareholders in considering annual NEO compensation in subsequent periods. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Proposal 4: Selection of independent auditors

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2014, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other permissible services to the Company. Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2015, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

The Board of Directors recommends unanimously that you vote FOR Proposal 4 to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

Vote necessary to hire PwC as auditors. The approval to hire PricewaterhouseCoopers LLP as independent auditors for the Company requires that the votes cast by shareholders favoring approval exceed the votes cast opposing approval. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome.

Other matters and shareholder proposals

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2016 Annual Meeting of Shareholders must be received by the Company’s Secretary no later than November 25, 2015, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2016 Annual Meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the Annual Meeting (or if the Company does not publicly announce its Annual Meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the meeting date is mailed to shareholders or publicly made).

Householding of Annual Meeting materials

The SEC permits companies to send a single copy of their annual report and proxy statement or Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached Annual Report or Notice of Internet Availability of Proxy Materials will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address requested that multiple sets of documents be sent. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time and may request that a separate set of materials be sent to them by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

By Order of the Board of Directors,

Ram D. Wertheim

Secretary

MBIA Inc.

Annual Incentive Plan

(Effective as of January 1, 2016)

SECTION 1. Purpose

The purposes of the MBIA Inc. Annual Incentive Plan (the “Plan”) are to enable MBIA Inc. (the “Company”) and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

SECTION 2. Participants

Each executive officer of the Company and each other employee of the Company or any of its subsidiaries whom the Compensation and Governance Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) designates to participate under the Plan shall be “Participants” under the Plan.

SECTION 3. Administration

The Committee shall administer and interpret the Plan, provided that, in no event, shall the Plan be interpreted in a manner which would cause any award intended to be qualified as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (“Section 162(m)”) to fail to so qualify. The Committee shall establish the performance objectives for any “Performance Period” (which shall be the calendar year or such other period as may be designated by the Committee) in accordance with Section 4 and certify whether such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or any of its subsidiaries) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

SECTION 4. Bonuses

(a)    Performance criteria. Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus award for such Performance Period and the objective formula or standard for computing the amount of the bonus award payable to the Participant if the performance objectives(s) are attained. Unless the Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee for the Performance Period: (i) revenue growth including, without limitation, premiums written, net investment and fee income, (ii) earnings before interest, taxes, depreciation and amortization, (iii) operating income, (iv) pre- or after-tax income, (v) adjusted pre-tax income, (vi) cash flow, (vii) net earnings, (viii) return on equity, (ix) return on invested capital or risk adjusted return on allocated capital, (x) return on assets, (xi) economic value added (or an equivalent metric), (xii) improvement in or attainment of expense levels, (xiii) improvement in or attainment of working capital levels, (xiv) book value or adjusted book value per share, (xv) adjusted gross premium and adjusted direct premium, (xvi) net present value or projected net income after cost of capital, (xvii) effective enterprise risk management including, without limitation, credit risk, liquidity risk, operational risk, reputational risk and compliance, (xviii) the review, monitoring and remediations where necessary of insured credits, (xix) the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries, (xx) effective management of capital structure and liquidity, (xxi) the maintenance of and improvement in the financial strength and credit ratings of the Company and its subsidiaries, (xxii) the evaluation, development and implementation of new business strategic opportunities, and (xxiii) recruitment and retention of a talented work force and development of a desirable working environment. Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Financial measures may be calculated in absolute or relative terms, and may be based on dollar values or per-share values.

(b)    Maximum amount payable. If the Committee certifies in writing that the performance objectives established for the relevant Performance Period under Section 4(a) has or have been satisfied, each Participant who is employed by the Company or one of its subsidiaries on the last day of the Performance Period for which the bonus is payable shall be entitled to receive an annual bonus in an amount determined by application of the objective formula or standard for computing the amount of the bonus award approved by the Committee in accordance with Section 4(a), but in no event in an amount that exceeds $4,000,000. If a Participant’s employment terminates for any reason (including, without limitation, his death, disability or retirement under the terms of any retirement plan maintained by the Company or a subsidiary) prior to the last day of the Performance Period for which the bonus is payable, the maximum bonus payable to such Participant under the preceding sentence shall be multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the total number of days in the Performance Period.

(c)    Negative discretion. Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

SECTION 5. Payment

Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained, but in no event later than March 15 of the year immediately following the end of the year in which the applicable Performance Period is completed. The Committee shall determine whether any bonus payable under the Plan is payable (a) in cash, (b) in shares of Common Stock under the MBIA Inc. 2005 Omnibus Incentive Plan, as amended, or a successor plan thereto, or (c) in any combination thereof.

SECTION 6. General provisions

(a)    Effectiveness of the plan. The Plan shall be effective with respect to calendar years beginning on or after January 1, 2016 and ending on or before December 31, 2020, unless the term hereof is extended by action of the Board.

(b)    Amendment and termination. Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided; however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to “covered employees” (within the meaning set forth in Section 162(m)) as performance-based compensation under Section 162(m).

(c)    Designation of beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d)    No right of continued employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

(e)    No limitation on corporate actions. Nothing contained in the Plan shall be construed to prevent the Company or any of its subsidiaries from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its subsidiaries as a result of any such action.

(f)    Non-alienation of benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries; heirs, executors, administrators or successors in interest.

(g)    Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or any of its subsidiaries is required at law to deduct and withhold from such payment.

(h)    Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i)    Governing law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

(j)    Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

MBIA INC. 1 MANHATTANVILLE ROAD SUITE 301 PURCHASE, NY 10577

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

MBIA INC.

The Board of Directors recommends you vote FOR the following:				The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1. Election of Directors	For	Against	Abstain	2. To approve the Company’s Annual Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.		☐	☐	☐
1a. Joseph W. Brown	☐	☐	☐	3. To approve, on an advisory basis, executive compensation.		☐	☐	☐
1b. Maryann Bruce	☐	☐	☐	4. To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2015.		☐	☐	☐
1c. Sean D. Carney	☐	☐	☐
1d. David A. Coulter	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1e. Steven J. Gilbert	☐	☐	☐
1f. Charles R. Rinehart	☐	☐	☐
1g. Theodore Shasta	☐	☐	☐
1h. Richard C. Vaughan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 6, 2015.

The undersigned hereby appoints Charles R. Rinehart and Richard C. Vaughan and each of them the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 2 Manhattanville Road, First Floor, Purchase, New York 10577, on Wednesday, May 6, 2015, at 10:00 a.m. (EDT), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the matters listed on the reverse side, as described in the MBIA Inc. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side